EXHIBIT 10.1

LICENCE AND DISTRIBUTION AGREEMENT

BETWEEN
(1)
Sona Mobile Inc. (EIN 20 – 0375677) and Sona Innovations, Inc. (BN 86762 2441), whose registered offices are at 39th Floor, 245 Park Avenue, New York, NY 10167 (collectively "Sona Group ")

Tel:           + 1 702 243 7662
Fax:           + 1 702 243 7602
Email:       kim.stein@sonamobile.com

AND
(2)
eBet Limited (ABN 59 059 210 774), eBet Gaming Systems Pty. Ltd. (ABN 50 086 218 832) and eBet Systems Pty. Ltd. (ACN 088 033 121) whose registered offices are at Unit 13, 112-118 Talavera Road, Macquarie Park, NSW 2113 Australia (collectively, the “eBet Companies”)

Tel:          + 61 2 8817 4702
Fax:          + 61 2 8817 4770
Email:      ttoohey@ebetonline.com

The Parties hereby enter into this Agreement

Signed, sealed and delivered by Sona Mobile Inc.:		/s/ KIM STEIN
Date:	August 17,2008	Authorised Signatory

Signed, sealed and delivered by Sona Innovations, Inc.:		/s/ STEPHEN FELLOWS
Date:	August 17, 2008	Authorised Signatory

Signed, sealed and delivered by eBet Limited		/s/ ANTHONY TOOHEY
Director
Date:	August 18, 2008	/s/ IAN JAMES
Director

Signed, sealed and delivered by eBet Gaming Systems Pty. Ltd.		/s/ ANTHONY TOOHEY
Director
Date:	August 18, 2008	/s/ IAN JAMES
Director

Signed, sealed and delivered by eBet Systems Pty. Ltd.		/s/ ANTHONY TOOHEY
Director
Date:	August 18, 2008	/s/ IAN JAMES
Director

INDEX

1.	Definitions and Interpretation	1
2.	Closing	6
3.	Appointment of Distributor and License of eBet Software and eBet Developed Software	10
4.	Obligations Of the Parties	11
5.	Testing and Forecasting	12
6.	Sale of Products	13
7.	Collection and delivery of Products	14
8.	Title to Products	15
9.	Acceptance of Products	15
10	Prices, Fees And Expenses	16
11	Taxes	19
12	Advertising and Promotion	20
13	Regulatory And Testing Approvals	20
14	Training	20
15	Intellectual Property Rights	20
16	Trade Marks And Patents	21
17	Product Liability	26
18	Duration and Termination	27
19	Effects of Termination	28
20	Extent of Liability	28
21	Confidential Information	29
22	Fairness and Good Faith	30
23	Dispute Resolution	30
24	Assignment	31
25	[Intentionally Omitted]	32
26	Notices	32
27	General	32
28	Governing Law and Jurisdiction	33
29	Regulatory Compliance	33
Schedule 1 - Description of Sona Software
Schedule 2 - Description of eBet Products and eBet Software
Schedule 3 - Sona Compliance Committee Plan
Schedule 4 - eBet Companies’ Compliance Committee Plan
Schedule 5 - EGS Pro-Forma Purchase Order

INTRODUCTION

A.	Sona is an operating company in a business which is synergistic with the business currently conducted by EGS.

B.	The Sona Group owns the Intellectual Property Rights associated with the Sona Software.

C.	ELTD is the parent holding company of EGS and ES and owns certain Intellectual Property Rights associated with the eBet Software.

D.	EGS is an operating company in a business which is synergistic with the business currently conducted by Sona.

E.	ES owns certain Intellectual Property Rights associated with the eBet Software.

F.	The Sona Group has requested that EGS take a licence of the Sona Software, and EGS has agreed.

G.	Sona also wishes to become a distributor of Products and a licensee of the eBet Software and the eBet Developed Software, and EGS has agreed.

H.	This Agreement sets out the terms and conditions of the agreements between the Parties.

IT IS AGREED as follows:

1.	Definitions and Interpretation

In this Agreement:

1.1	Unless the context otherwise requires, the following expressions have the following meanings:

“Bankruptcy Code”	Title 11 of the United States Code entitled “Bankruptcy” as now and hereafter in effect, or any successor statute;

“Closing Date”	on or before 22 August 2008;

“Compliance Plan”
the compliance plans adopted from time to time in good faith by the board of directors of Sona (initially attached as Schedule 3) or eBet Limited (ACN 059 210 774) (initially attached as Schedule 4) and notified to the eBet Companies or Sona respectively;

"Confidential Information"
all information (whether written, oral or in electronic form) concerning the business and affairs of either the Sona Group or the eBet Companies that the other of them obtains or receives as a result of the discussions leading up to, or the entering into or the performance of this Agreement (including Object Code and Source Code, proprietary processes, and the terms and conditions of this Agreement);

“eBet Developed Products”	the products developed from the eBet Developed Software;

“eBet Developed Software”	any future software developed by the eBet Companies (with or without assistance from Sona) which:

(a) is based on a version of the Sona Software which can no longer be supported with modifications or changes and requires an entirely new Source Code, software architecture or programming language to provide the desired upgrades, improvements, enhancements or new functionality; or

(b) is based on modifications to the Sona Software which allows the Sona Software to be compliant with the SAS 6.0 protocol or higher;

(c) has new functionality in the sense that it is not a normal extension of the Sona Software or it is an entirely new product line (i.e. video lottery terminal or slot machine) that is outside the scope of the Sona Software as at the Closing Date;

“eBet Products”	the products described in Schedule 2 and any future product developed by EGS from eBet Software;

“eBet Software”	the existing software developed by EGS as of the Closing Date and described in Schedule 2, and any new software developed by EGS from software which is not eBet Developed Software or Sona Software;

“eBet Territory”	the entire world, except for the Sona Territory;

“Effective Date”	the date of this Agreement, or such later date as the Parties agree in writing;

“EGS”	eBet Gaming Systems Pty. Limited (ACN 086 218 832);

“ELTD”	eBet Limited (ACN 059 210 774);

“Encumbrance”
any security interest, bill of sale, mortgage, charge, lien, pledge, hypothecation, conditional sale, title retention arrangement, trust or power, as or in effect as security for the payment of a monetary obligation or the observance of any other obligation, but does not include an escrow of the Sona Software;

"End-User"	a commercial gaming entity lawfully operating within the jurisdiction;

“ES”	eBet Systems Pty. Limited (ACN 088 033 121);

“Excluded Contracts”
those End-Users currently in contract negotiations with Sona, specifically, Ladbrokes Racing & Gaming (U.K.); The Tote (U.K.); Dubai World Cup Racing Association (UAE); Japan Racing Association (Japan); Hong Kong Jockey Club (China); Jockey Club of Turkey (Turkey); Phumelela Gaming and Leisure Limited (South Africa) and executing an agreement with Sona after the Closing Date shall be excluded from license fees payable under clause 13;

"GLI"
Gaming Laboratories International, its related bodies corporate and licensed associates in any relevant gaming jurisdiction, or any other internationally recognized independent testing laboratory for technical approvals;

"Gaming Government Agency"	any governmental, semi-governmental, administrative, fiscal, judicial or quasi-judicial body, department, commission, authority, tribunal, agency or entity having jurisdiction over gaming activities;

“Indirect Taxes”
any and all sales tax, value added tax, goods and services tax and consumption tax (which, for the avoidance of doubt; shall not include any gaming tax) payable in or to any jurisdiction or authority whatsoever (other than taxes on any income);

"Industry Regulatory Approval"	the relevant technical, regulatory, industry approval(s) required to market and/or sell Products to End-Users;

"Intellectual Property Rights"
all copyright and other intellectual property rights howsoever arising (whether statutory or under common law) and in whatever media, whether or not registered (including patents, trade marks, service marks, trade names, registered designs, trade secrets, database rights, domain names, moral rights, and any application for the protection or registration of these rights) and all renewals and extensions thereof throughout the world, but excluding the Shuffle Master Content;

“Licences”	the licences granted by Sona to EGS in clause 3.1;

“Master Services Agreement”	the agreement so described, dated on or about the same date as this Agreement and made between eBet Services Pty. Limited

(ACN 132 670 485) of Australia and Sona Mobile Holdings Corp. (EIN 95-3087593) of the USA;

“Object Code”
the Programs created or stored in binary form so that it may be used directly by computers and other information processing equipment to process information and/or perform functions, such Programs being normally translated from Source Code using computer software commonly referred to as a compiler;

"Parties"	the Sona Group and the eBet Companies, and "Party" shall be construed accordingly;

"Products"	the eBet Products, and the eBet Developed Products, whichever is applicable;

“Programs”
in respect of the application computer software packages described in Schedule 1, the sets of instructions, algorithms, statements and related data expressed, fixed, embodied or stored in any manner, and used directly or indirectly in, or required by, computers and other general purpose electronic data processing equipment in order for them to process data and/or perform the functions and/or bring about a specific result;

“Purchase Order”	a purchase order described in clause 8.1;

“Shuffle Master Agreement”	the agreement entitled “Amended and Restated License and Distribution Agreement” dated February 28, 2007 and made between Shuffle Master, Inc., Sona Mobile Holdings Corp. and Sona;

“Shuffle Master Content”	the Shuffle Master branded gaming and software content as defined and licensed to Sona under the Shuffle Master Agreement;

“Software Medium”	the physical or magnetic medium on which the Programs in Source Code, the Programs in Object Code and the Sona Software Documentation are stored or recorded;

“Sona”	Sona Mobile Inc. (EIN 20 – 0375677);

"Sona Software"	the application computer software packages as more particularly described in Schedule 1 and performing the applications described in Schedule 1, including:

(a) the Programs in Source Code and in Object Code;

(b) the Software Medium;

(c) the Sona Software Documentation;

(d) the Intellectual Property Rights of the Sona Group relating to the foregoing, including:

(i)      all modifications, changes, upgrades, improvements and enhancements to it, carried out by eBet Services Pty. Limited (ACN 132 670 485) pursuant to the Master Services Agreement; and

(ii)     any third party computer software programs   (excluding the Shuffle Master Content) licensed by Sona, which are required in order to use or operate the Programs, so long as they do not constitute eBet Developed Software;

“Sona Software Documentation”
the documentation and other materials relating to the Sona Software delivered by Sona or its agent to EGS under this Agreement, concerning the Programs, Source Code and Object Code (including drawings, flow charts, user manuals, training manuals, reference manuals and the functional descriptions and specifications relating to them);

“Sona Territory”	North, Central and South America (from Canada and Alaska in the north to Argentina and Chile in the south), plus Hawaii and the Caribbean;

“Source Code”	the Programs created or stored in a computer programming language commonly used for the creation or storage of computer software, including Pascal, Fortran, Basic, Cobol, PLI and C;

“Sub-Licences”	the sub-licences granted by EGS pursuant to clauses 3.1 (a) and (b);

“Territory”	the eBet Territory or the Sona Territory, whichever is applicable;

"Trade Mark"	any trade mark owned by, or licensed to, a Party under which Products are, or are to be, marketed, sub-licensed or distributed under this Agreement;

“Wireless Gaming System”	as defined and licensed by Sona to Shuffle Master, Inc. in the Shuffle Master Agreement.

1.2
Words importing the singular shall include the plural and vice versa.  Words importing a gender shall include all genders, and words importing persons shall include bodies corporate, unincorporated associations and partnerships.

1.3	References to clauses and Schedules are references to clauses of, and Schedules to, this Agreement.

1.4	The Schedules form part of this Agreement and have full force and effect as if expressly set out in the body of this Agreement, and any reference to this Agreement shall include the Schedules.

1.5	Headings are included for ease of reference only and do not affect the interpretation or construction of this Agreement.

1.6	Examples and use of the word “including” and similar expressions, do not limit what else may be included.

1.7	A reference to any thing (including Products) is a reference to the whole and each part of it.

1.8	References to the “eBet Companies” mean ELTD, EGS and ES collectively, unless this Agreement specifically provides otherwise.

1.9	References to the “Sona Group” mean Sona and Sona Innovations Inc. (BN 867622441), collectively, unless this Agreement specifically provides otherwise.

2.	Closing

2.1
No later than the Closing Date, the Sona Group shall deliver the following to Jamie Nettleton of Addisons, Commercial Lawyers, of Level 12, 60 Carrington Street, Sydney, New South Wales (“Sona Agent”):

(a)	a counterpart original of this Agreement duly executed by each member of the Sona Group;

(b)	a counterpart original of the Master Services Agreement duly executed by Sona Mobile Holdings Corp. (EIN 20-037 5677); and,

(c)	the Sona Software, the Sona Software Documentation and other documents and instruments, if any, required to be delivered by the Sona Group under this Agreement.

2.2
As soon as practicable after execution of this Agreement, EGS shall pay to the Sona Agent the Second Instalment pursuant to clause 13.2(b).  Further, no later than the Closing Date, the eBet Companies shall deliver the following to the Sona Agent, in Sydney, Australia:

(a)	a counterpart original of this Agreement duly executed by each of the eBet Companies;

(b)	a counterpart original of the Master Services Agreement duly executed by eBet Services Pty. Limited (ACN 132 670 485);

(c)	confirmation of the wire payment of the License Fee Balance pursuant to clause 13.2(c); and,

(d)	the other documents and instruments, if any, required to be delivered by the eBet Companies under this Agreement.

2.3
Upon receiving a written direction(s) signed by each of the eBet Companies and the Sona Group that the closing conditions referred to in clauses 2.1, 2.2 and 2.3 have been satisfied, each of the Parties acknowledges and agrees that the Sona Agent shall be authorised to release:

(a)	to EGS, the Sona Software and the Sona Software Documentation;

(b)	to Sona and EGS the counterpart original documents (or copies thereof) deposited with the Sona Agent under clause 2.1(a) and (b), as appropriate; and

(c)	to Sona the Second Instalment; and

The Second Instalment, the Sona Software, the Sona Software Documentation and the documents referred to in clause 2.3(b) shall be referred to as the “Escrow Materials”.

2.4	If these closing conditions are not satisfied on or before 22 August 2008, then this Agreement will terminate.

2.5	Each of the Parties acknowledges and agrees that the Sona Agent:

(a)	shall have no responsibility or liability to either Party for any loss arising to it or any other person as a result of acting in accordance with directions issued under this Agreement;

(b)
shall not incur any liability for any loss arising by reason of a failure of a communication to it or from it, howsoever transmitted or dispatched, to reach its intended destination, or for any interference or interception made of any communication in transit;

(c)	shall not incur any liability for and shall not be responsible for any errors or ambiguity of any such communication, or any lack of authority on the part of the person giving or making instructions;

(d)
will not be responsible for determining, nor will it be required to investigate the genuineness or validity of, any document deposited with it or any direction given to it and believed by it to be genuine;

(e)	will be fully indemnified pursuant to clause 2.9 for acting in accordance with any direction given to it under this Agreement and believed by it to have been signed by the proper persons.

2.6
If the Sona Agent receives a notice, claim, award, order, judgment, demand or direction with respect to the Escrow Materials or otherwise regarding any matter arising under this Agreement that the Sona Agent considers to be conflicting with one or more other such notices, claims, awards, orders, judgments, demands or directions or to be incomplete, ambiguous or otherwise insufficient for the purposes of the Sona Agent, the Sona Agent may retain the Escrow Materials in its possession or control until it has received a written direction in the same terms by each Party or until directed by an award, order or judgment of a Court, whereupon it will make or not make, as the case may be, such disposition in accordance with such directions or such award, order or judgment.

2.7
The Sona Agent is hereby authorised to comply with and obey an award, order or judgment of a Court and, in the case of such compliance, the Sona Agent will not be liable by reason thereof to any person even if thereafter the award, judgment or order is appealed, reversed, annulled, set aside or vacated.

2.8
Each of the Parties agrees severally, to hold the Sona Agent, its partners and employees harmless and to indemnify them and each of them to the greatest extent permitted by law against all actions, suits, proceedings, claims, demands, costs, expenses and liabilities whatsoever which may arise or accrue or be taken, commenced, made or sought from or against them in connection with or arising from it acting as agent under this Agreement, including any costs incurred by the Sona Agent on a solicitor/client basis arising from or in connection with any court proceedings or in respect of advice sought by the Sona Agent in connection with this Agreement (including any claims that may be made against it arising from acting in its capacity as an agent under this Agreement).

2.9
The Parties acknowledge that it is the intention that Sona actually receives, in respect of the Second Instalment pursuant to clause 13.2(b), the amount of US$175,000 (the “Deposit Amount”).  Accordingly, to the extent that Sona receives an amount:

(a)	less than the Deposit Amount, EGS shall pay to Sona an amount equivalent to the difference between the Deposit Amount and the amount actually received by Sona;

(b)	greater than the Deposit Amount, Sona shall pay to EGS an amount equivalent to the excess;

(c)	within 7 days after actual receipt of the relevant amount by Sona.

In calculating the amounts payable under this clause, Sona acknowledges that it shall be responsible for all fees payable by it to a bank (or other financial institution) acting on its behalf in respect of the receipt of the Deposit Amount.

Licence Of Sona Software

2.10	The Sona Group hereby grants to EGS (and EGS accepts from the Sona Group):

(a)	a perpetual, non-exclusive, non-transferable licence to the Wireless Gaming System to:

(i)	use, copy, modify, enhance, market and distribute the Wireless Gaming System in any Software Medium in the eBet Territory; and

(ii)	sub-licence the use of the Wireless Gaming System to End-Users in relation to their lawful use of the underlying Products in the eBet Territory,

all in accordance with the terms of this Agreement;

and,

(b)
a perpetual, exclusive (except in relation to the Excluded Contracts), unconditional licence to the Sona Software (excluding portions of the Sona Software relating exclusively to the Wireless Gaming System) to:

(i)	use, copy, modify, enhance, market and distribute relevant parts of that Sona Software in any Software Medium in the eBet Territory; and

(ii)	sub-licence the use of relevant parts of that Sona Software to End-Users in relation to their lawful use of Products (other than the Wireless Gaming System) in the eBet Territory,

all in accordance with the terms of this Agreement.

2.11	The following provisions govern ownership of Intellectual Property Rights:

(a)	the ownership of the Intellectual Property Rights associated with the Sona Software as in existence on the Closing Date, remains with the Sona Group at all times.

(b)
the Intellectual Property Rights associated with the eBet Developed Software and the eBet Software belong to various members of the eBet Companies; and the Intellectual Property Rights associated with the eBet Developed Software shall be deemed to constitute a new product.

(c)	the ownership of the Intellectual Property Rights associated with the derivative works of the Sona Software (as modified, enhanced or upgraded

(d)
by EGS, but excluding the eBet Developed Software), belong to the Sona Group, and the Intellectual Property Rights associated with such modifications, enhancements, or upgrades, do not constitute a new product.

(e)
despite anything else in this Agreement (including clause 28), each of the Sona Group and the eBet Companies acknowledge and agree with the other(s) of them that, if a dispute arises in respect of the ownership of any Intellectual Property Rights in any product developed by or on behalf of either Party under a licence or sub-licence granted under this Agreement, that dispute:

(i)	shall be referred to the general counsel (or their approved representatives) of Sona and EGS for resolution;

(ii)
in the absence of resolution occurring under paragraph (i) within 14 days after written notice by Sona or EGS to the other of them, the dispute may be referred by either of them to an expert agreed between them or, in the absence of agreement, an expert appointed at the request of either of them by the President for the time being of the Law Society of New South Wales;

(iii)
any determination of an expert appointed in accordance with paragraph (ii) above shall, in the absence of manifest error, be final and binding on the Parties.  The expert shall act as an expert and not as an arbitrator, and the costs of the expert shall be payable by a Party or the Parties as the expert determines.

2.12
Unless and until this Agreement is terminated under clause 23.3, EGS shall have quiet enjoyment of the Sona Software for the purpose of the marketing and distribution of the Sona Software in the eBet Territory, and Sona must ensure that neither it nor anyone claiming through it disturbs the quiet enjoyment of the Sona Software by EGS or any End-User under a Sub-Licence.

2.13
The other Parties may not revoke, interfere with or do anything which prejudices the rights of another Party to the licences or sublicenses granted to it under this Agreement, except as specifically provided in this Agreement

2.14	The Sona Group may not create or suffer to exist any Encumbrance over the Sona Software except as specifically provided in this Agreement.

2.15	Sona incurs no liability to any third party or for any third party claims in respect of the marketing and distribution of the Sona Software by EGS, except as specifically provided in this Agreement.

3.	Appointment of Distributor and Licence of eBet Software and eBet Developed Software

3.1	The eBet Companies hereby appoint Sona in perpetuity as their non-exclusive distributor (and Sona accepts its appointment) to import and distribute the eBet

3.2
Products on its own account within the Sona Territory, on the terms of this Agreement.  Further the eBet Companies hereby appoint Sona in perpetuity as their exclusive distributor (and Sona accepts its appointment) to import and distribute the eBet Developed Products on its own account within the Sona Territory, on the terms of this Agreement.  Notwithstanding the exclusive distributorship granted to Sona for the eBet Developed Products under this clause 4.1, the eBet Companies may, on a case by case basis, sell and  distribute the eBet Developed Products to End-Users in the Sona Territory with Sona’s consent, not to be unreasonably withheld;

3.3	In addition, the eBet Companies grant to Sona (and Sona accepts from the eBet Companies) in the Sona Territory:

(a)	a perpetual, non-exclusive licence to:

(i)	use the eBet Software for the sale and distribution of the Products; and

(ii)	sub-licence the eBet Software to End-Users,

all in accordance with the terms of this Agreement.

(b)	a perpetual, exclusive licence to:

(i)	use, copy, modify, enhance, market and distribute the eBet Developed Software in any Software Medium in the Sona Territory; and

(ii)	sub-licence the eBet Developed Software to End-Users,

all in accordance with the terms of this Agreement.

3.4
The eBet Companies incur no liability to any third party or for any third party claims in respect of the marketing and distribution of the Products by Sona, except or specifically provided in this Agreement.

4.	Obligations of the Parties

4.1
Neither Sona nor EGS may represent itself as an agent of the other of them for any purpose, nor pledge its credit, nor give any condition or warranty, nor make any representation on the other’s behalf, nor commit it to any contracts.  Further, neither of them may (without the prior written consent of the other) incur any liability on behalf of the other except as specifically provided in this Agreement.

4.2	Sona and EGS will at all times during the term of this Agreement:

4.3	on a quarterly basis, submit to each other a sales report in a format to be mutually agreed between them;

(a)
keep full and proper books of account and records showing clearly all enquiries, quotations, transactions and proceedings relating to sales, and permit the other of them to inspect those books and records upon giving reasonable notice;

(b)
not make any representations, warranties, claims or guarantees to its End-Users about the other of them or a product that are false or misleading, or inconsistent with those contained in documentation supplied by the other of them with the relevant product; and

(c)	advise the other of them of any discrepancies, defects or bugs identified by it or its End-Users in respect of the other’s software.

4.4	For the purposes of this Agreement:

(a)	Sona is responsible for obtaining GLI and other Industry Regulatory Approvals for the implementation of the Sona Software; and

(b)	EGS is responsible for obtaining any GLI and other Industry Regulatory Approvals required for the sale and distribution of eBet Developed Products and eBet Products.

4.5	Sona and EGS will provide each other with the necessary background information relating to End-Users, as requested by the other of them pursuant to clause 34 and the applicable Compliance Plan.

5.	Testing and Forecasting

5.1
Sona and EGS are entitled to commence testing the eBet Products and the Sona Software respectively, on and from the Closing Date.  Sona and EGS will provide all reasonable assistance requested by the other of them in connection with this, but:

(a)	makes no representations or warranties that the underlying software will perform in any particular manner, or is suitable for any particular purpose; and

(b)	has no other responsibilities in connection with the testing, and incurs no liability in respect of the outcome.

5.2
Sona and EGS will provide to each other in a mutually agreed format within seven (7) days after the end of each calendar month, a rolling written forecast of the number of each type of product which each of them expects to sell or distribute during the ensuing 3 months.

5.3	Information and Support

5.4	Sona and EGS must provide any information and support reasonably requested by the other of them for the proper and efficient marketing and distribution of the Products under this Agreement.

5.5	Sona and EGS are entitled to sell the Products showing each other’s logo or any other logo agreed between them.

6.	Sale of Products

6.1
EGS will accept any purchase order (based on the EGS standard form attached as Schedule 5 to this Agreement) for the purchase of the Products placed with it by Sona in accordance with the terms of this Agreement, subject only to the right to vary the Product delivery date where delivery is reasonably likely to be delayed due to the application of clause 32.1.

6.2	EGS shall provide any information and support reasonably requested by Sona to enable it properly and efficiently to sell and distribute the Products under this Agreement.

6.3	In respect of each Product sold by EGS to Sona under this Agreement and on-sold to an End-User:

(a)	the End-User shall be provided with the following warranties from EGS:

(i)	a 3-month performance warranty; and

(ii)	a 3-month defective parts warranty,

            in each case with effect from the date of delivery (to or to the order of) the End-User; and

(b)
the End-User shall be provided with any relevant third party manufacturer warranties in respect of the Product's components that: (i) have been provided to EGS; and (ii) EGS is entitled to pass on to the End-User.

6.4
From time to time, Sona may request new Products from EGS.  Each request shall be accompanied by a specification detailing the functional requirements of the new Product.  EGS shall not be obliged to supply such product; however, if it does intend to do so, it will provide Sona with a rough timeline of when such product may be made available.

6.5	EGS will endeavour to provide Sona with a quarterly update on the latest Product releases and Product enhancements and upgrades available for sale to the market.

6.6	Purchase Orders

6.7
Each Purchase Order placed with EGS must contain the description and number of Products which Sona wishes to buy, and a designated delivery point. The Purchase Order must contain those general commercial terms and conditions substantially in the form as those set forth in the pro-forma purchase order, attached to and incorporated within this Agreement as Schedule 5.  Where there is a conflict between a Purchase Order and this Agreement, the terms and conditions of the Purchase Order shall prevail.

6.8	Any Purchase Order complying with clause 8.1 will be accepted by EGS within 7 working days after its receipt.

6.9
It is at the moment Sona receives acceptance of a conforming Purchase Order from EGS that a contract of sale is made between Sona and EGS for the sale of the Products specified in Sona’s Purchase Order (“Contract of Sale”). Each Contract of Sale is subject to the terms and conditions of this Agreement and the relevant Purchase Order (on the priority basis outlined in clause 9.1, to the exclusion of all other terms and conditions.

6.10
Sona may cancel or modify a Purchase Order at any time before EGS has acted on it.  Unless agreed otherwise in writing on behalf of EGS (and subject to Sona paying the costs of EGS incurred up to the date of cancellation), Sona may not cancel or modify a Purchase Order which EGS has acted upon.

6.11	EGS will use its reasonable endeavours to meet all Purchase Orders for the Products in accordance with its standard terms of delivery.

6.12
Subject to clause 9.3  EGS is entitled (upon giving not less than 90 days prior written notice to Sona) to modify one or more of the Products or Product components as it thinks fit, if (for any reason) the production of such Product or component has been permanently discontinued.  EGS is entitled to make changes to the specifications of a Product which does not adversely affect that Product, and shall give notice of such changes to Sona as soon as reasonably practicable.

6.13
EGS may discontinue the supply of any group of Products pertaining to a single manufacturer's brand, provided it gives not less than 180 days prior written notice to Sona of such discontinuance and provided further EGS maintains the discontinued Products for End-Users during the applicable balance of the warranty period under clause 8.3(a).

7.	Collection and delivery of Products

7.1
If the Products which Sona orders from EGS are in stock, then EGS will endeavour to deliver the ordered Products to Sona within 30 days after the day EGS receives Sona’s Purchase Order or, if later, by the date set out in Sona’s Purchase Order.

7.2	If the Products which Sona orders from EGS are not in stock, then EGS will use all reasonable endeavours to obtain the ordered Products and deliver them once they are in stock.

7.3	The Products shall be delivered Ex-Works (Incoterms 2000) at a pre-agreed delivery point as designated in the relevant Purchase Order.

7.4	Risk of loss of or damage to the Products specified in a Purchase Order passes to Sona upon delivery to Sona in accordance with clause 10.3.

8.	Title to Products

8.1
EGS owns each Product which Sona orders from EGS until payment in full is received by EGS, or as otherwise agreed in writing between EGS and Sona, at which time title to that Product passes from EGS to Sona.

9.	Acceptance of Products

9.1
If Sona does not receive all of the Products it has ordered or it finds that any of the Products do not conform to the terms and conditions set out in this Agreement or the relevant Contract of Sale, then Sona must notify EGS of this fact in writing (which may include by email) within 10 days after the date of delivery of the Products.  If EGS does not receive notification from Sona within this period, then Sona will be deemed to have accepted that:

(a)	it has received the right quantity of Products;

(b)	the Products are free from damage; and

(c)	the Products conform to the terms and conditions set out in this Agreement and the Contract of Sale.

9.2
If Sona notifies EGS that it has not received all of the Products it ordered, then Sona must promptly provide EGS with reasonable evidence supporting its claim. If EGS accepts Sona’s claim, then it will (by way of full and final settlement of all its obligations and liabilities to Sona in relation to the claim) either:

(a)	refund any monies EGS has paid to it for the unreceived Products; or

(b)	dispatch to Sona the Products which have not been received.

9.3
Notwithstanding clause 12.1, If Sona notifies EGS that any of the Products which Sona received were damaged whilst they were at the risk of EGS or do not conform to the terms and conditions set out in this Agreement or the Contract of Sale, then Sona must promptly provide EGS with reasonable evidence supporting its claim. If EGS accepts its claim, then it will (by way of full and final settlement of all its obligations and liabilities to Sona in relation to the claim) either:

(a)	refund any monies Sona has paid to it for the damaged/non-conforming Products;

(b)	repair the damaged/non-conforming Products; or

(c)	replace them with Products that conform to these terms and conditions.

10.	Prices, Fees and Expenses

10.1
The prices at which EGS Sub-Licenses the Sona Software to End-Users in the eBet Territory and the prices at which Sona distributes Products to End-Users in the Sona Territory, will be determined following consultation between EGS and Sona, acting reasonably in light of each party’s special understanding of their Territory market position and experience.  EGS is free to set its own prices for eBet Developed Products, and subject to the above, the price at which the Sona Software will be Sub-Licensed to End-Users.

10.2	EGS will pay a once – only licence fee in advance to Sona of US$2,500,000 in respect of the grant of their Licences, in three instalments as follows:

(a)
a first instalment of US$75,000 (“First Instalment”) payable by wire transfer into JP Morgan Chase, 850 Third Ave., New York, NY 10022, (212) 755-0301 (contact Enoch Lee), account name “Sona Mobile Inc.”, bank account no. 91123797165, branch no. 123, routing no. 021000021 (“Sona Wire Transfer”) on the Effective Date;

(b)
a second instalment of US$175,000 (“Second Instalment”), payable by either a bank draft in certified funds or wire transfer payable to the Sona Agent, Westpac Bank, 341 George Street, Sydney NSW 2000, Australia, account name “Addisons Trust Account”, BSB 032 000, account no. 10 8755, SWIFT Code: WPACAU2S; payable on behalf of Sona Mobile Inc., by wire confirmation on the Effective Date pursuant to clause 2.2; and

(c)
the balance of US$2,250,000 (“Licence Fee Balance”), by Sona Wire Transfer upon satisfaction of the closing conditions referred to in clauses 2.1, 2.2 and 2.3, provided that satisfaction of those closing conditions occurs on or before the Closing Date.

(d)	The First Instalment and the Second Instalment shall be

(i)	refundable to EGS where the Parties do not execute the Master Services Agreement on or before the Closing Date, despite the conduct of negotiations in good faith;

(ii)	non-refundable to EGS where the Parties execute the Master Services Agreement on or before the Closing Date but where EGS fails to pay the License Fee Balance on the Closing Date.

(e)	The entire licence fee of US$2,500,000 shall be refundable to EGS if the Nevada Gaming Commission or the New South Wales Office of Gaming and

(f)	Racing makes a written order requiring termination of this Agreement within 90 days after the Closing Date.

10.3
Beginning the calendar month following EGS commencing to distribute and Sub-License the Sona Software and for each calendar month during the term of this Agreement thereafter, EGS will pay to Sona from the proceeds received by EGS from the sale and distribution of products containing the Sona Software, additional license fees amounting to 20% of all EGS Net Revenues in excess of a cumulative total of US$ 5,000,000 earned and received by EGS from the sale and distribution of  those products, including licence fees and software maintenance fees charged in respect of those products.

10.4
For the purposes of clause 13.3, “EGS Net Revenues” means the gross revenues received by EGS from the sale of products containing the Sona Software (including the corresponding license and software maintenance fees) LESS:

(a)	cost of goods sold,

(b)
direct research and development costs incurred from the customization of products which are specific and unique to a particular End-User and thereafter not released by EGS for sale and distribution to all End-Users as part of a standard product;

(c)	direct and reasonable sales costs which consist of commissions incurred from the sale of the products and reasonable travel expenses incurred during such sale; and,

(d)	any Indirect Taxes included within those gross revenues.

10.5	The definition of EGS Net Revenues shall not include any deductions for:

(a)	license fees paid to Sona under clause 13.3;

(b)	any indirect costs of EGS, including general and administrative costs, general research and development costs, amortization and depreciation expense, and

Any and all expenses, costs and charges incurred by EGS in the performance of its obligations under this Agreement shall be paid by EGS, and not included in the EGS Net Revenues calculation in clause 13.3, unless Sona has expressly agreed beforehand in writing to pay such expenses, costs and charges.

10.6
Beginning the month following Sona commencing to distribute and sub-license the Products and for each month during the term of this Agreement thereafter, Sona will pay to EGS from the proceeds received by Sona from the sale and distribution of  Products, a licence fee amounting to 20% of all Sona Net Revenues in excess of a cumulative total of US$5,000,000 earned and received by Sona from the sale and

10.7	distribution of Products, including licence fees and software maintenance fees charged in respect of those Products.

10.8
For the purpose of clause 13.6, “Sona Net Revenues” means the gross revenues received by Sona from the sale of Products except under the Excluded Contracts (including the corresponding license and software maintenance fees) LESS:

(a)	cost of goods sold,

(b)
direct research and development costs incurred from the customization of the Products which are specific and unique to a particular End-User and thereafter not released by EGS for sale and distribution to all End-Users as part of a standard Product;

(c)	direct and reasonable sales costs which consists of commission incurred from the sale of the Products and reasonable travel expenses incurred during such sale; and,

(d)	any Indirect Taxes included within those gross revenues.

10.9	The definition of Sona Net Revenues shall not include any deductions for:

(a)	any licence fee paid to EGS under clause 13.6;

(b)	any indirect costs of Sona, including general and administrative costs, general research and development costs, amortization and depreciation expense, and

Any and all expenses, costs and charges incurred by Sona in the performance of its obligations under this Agreement shall be paid by Sona and not included in Sona Net Revenues calculation in clause 13.6, unless EGS has expressly agreed beforehand in writing to pay such expenses, costs and charges.

10.10
Any amounts under this clause 13 that are not paid on time shall incur interest on the outstanding amount (which shall be payable in the same currency as the outstanding amount due) at the rate of 2% above the base lending rate from time to time of National Australia Bank Limited for the relevant currency, accruing on a daily basis and compounding at the end of each calendar month from the time the outstanding amount becomes overdue, until payment is made in full;

10.11
Sona will pay EGS for its time-worked fees and related expenses for services rendered by EGS in the course of revising the Products to accommodate the customisation requirements of specific End-Users in the Sona Territory (including customisation to accommodated different market requirements within the Sona Territory).  Requests for these services must be submitted to EGS in writing.  Estimates costs for these services will be calculated in advance and submitted to Sona for written approval. For the avoidance of doubt, Sona will have sole

10.12	responsibility for ensuring that any modifications made to the eBet Software and the eBet Developed Software meet all regulatory requirements in the Sona Territory.

10.13
Notwithstanding the Licence granted to EGS under clause 3.1(b), Sona may sub-license and distribute (pursuant to clause 4) the Sona Software to those End-Users in the eBet Territory listed as Excluded Contracts without any liability on Sona to pay EGS a percentage of the Sona Net Revenues under clause 13.8. Further, EGS will provide to Sona the necessary sales support to facilitate such distribution.

10.14	All payments to be made by the Parties under this clause 13 shall be in U.S. Dollars and by international wire transfer.

10.15
Where the payment of licence fees under this Agreement is based upon the percentage of EGS Net Revenues or Sona Net Revenues, and a Party is required to obtain regulatory approval from a Gaming Government Agency prior to receiving such percentage the Parties mutually agree to negotiate the payment of a fair and reasonable monthly flat fee in such jurisdiction until the relevant Gaming Government Agency grants the necessary approvals.

11.	Taxes

11.1	In addition to all payments made by Sona or EGS under clause 13, the paying party shall pay any Indirect Taxes chargeable in respect of those payments.

11.2
The receiving Party irrevocably authorises the paying Party to make any deduction or withholding required by applicable law from the payments made under clause 13, and to pay the amount so deducted or withheld to the relevant government agency.

11.3
Upon request from the paying Party, the receiving Party will provide the paying Party with original receipts from the relevant governmental agency for any amounts so deducted or withheld which constitute a tax, levy, impost or other charge on the paying Party.

12.	Advertising and Promotion

12.1	Each of EGS and Sona will:

(a)
be responsible for the advertising and promotion of Products in their respective Territories using advertising materials and promotional literature of such Parties as each of them considers appropriate; and

(b)	display advertising materials and other signs considered appropriate and in compliance with applicable laws.

12.2	Each of EGS and Sona will provide the other with information on the advertising and promotion of products carried out by it in its Territory.

12.3	EGS and Sona will, where mutually agreed, participate in fairs and exhibitions where their respective products are to be exhibited.

12.4	From time to time, EGS and Sona may utilise products as display models, for marketing purposes and at exhibitions, free of any licence or other fees.

12.5
Sona and EGS (“Indemnifying Party”) shall indemnify and hold each other (“Indemnified Party”) harmless against all liabilities, losses, fines, assessments, penalties, judgments, claims, allegations, lawsuits, administrative actions, costs, and expenses of any kind and nature (including reasonable attorneys fees) incurred by the Indemnified Party, arising out of or incidental to the advertising and promotional acts performed by the Indemnifying Party permitted under this clause 15.

13.	Regulatory And Testing Approvals

13.1
Neither Sona nor EGS have responsibility for obtaining any import licences or permits required for the entry of products into each other’s Territory, or their delivery to End-Users in each other’s Territory.

13.2
As from the Closing Date, EGS is responsible for obtaining all GLI certifications and Industry Regulatory Approvals required for the use of Products in the eBet Territory and the Sona Territory, unless the Master Services Agreement provides otherwise or the Parties otherwise agree in writing.

13.3
Sona and EGS warrant to each other that each of them has informed the other of all material laws, regulations and statutory requirements affecting the technical and gaming requirements of relevant  products and the manufacture, sale, packaging and labelling of relevant products which are in force within each other’s Territory ("Local Regulations") at the date of this Agreement.

13.4	Sona and EGS must give to the other of them as much advance notice as reasonably possible of any prospective changes in the Local Regulations in their respective Territories.

13.5
On receipt of notification under clause 16.4, each of Sona and EGS will use its reasonable endeavours to ensure that their products comply with any change in the Local Regulations by the date of implementation of that change, or as soon as is reasonably possible thereafter.

14.	Training

Each of EGS and Sona is responsible for all product training in its Territory, but must provide all reasonable assistance to the other as and when requested.

15.	Intellectual property Rights

15.1
There are no implied or conveyed rights of assignment of any Intellectual Property Rights to any Party, other than the rights and licences expressly granted in this Agreement. Further, the Sona Group shall only grant future non-exclusive licenses in the eBet Territory to that portion of Sona Software licensed to EGS under clause 3.1(a) with the prior written consent of EGS, not to be unreasonably withheld

15.2
If this Agreement is terminated by the eBet Companies under clause 23.3 due to the rejection of this Agreement by or on behalf of Sona under Section 365 of the Bankruptcy Code, all licenses and rights to licenses granted under or pursuant to this Agreement by Sona to EGS are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code.  The Parties agree that EGS, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against Sona under the Bankruptcy Code, EGS shall be entitled to a complete duplicate of, or complete access to (as EGS deems appropriate), any such intellectual property and all embodiments of such intellectual property not theretofore previously delivered.  Such intellectual property and all embodiments thereof shall be promptly delivered to EGS (i) upon any such commencement of a bankruptcy proceeding upon written request therefrom by EGS, unless Sona elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of Sona upon written request therefrom by EGS.

16.	Trade Marks And Patents

16.1	The following provisions apply in respect of Sona Group Trade Marks:

(a)
Sona hereby grants to EGS the exclusive right in the eBet Territory to use the Sona Group Trade Marks if it so wishes in the marketing, Sub-Licence and distribution of the Sona Software in accordance with the terms, and for the duration, of the relevant  Licence and the Sub-Licence;

(b)
all representations of the Sona Group Trade Marks in advertising and promotional materials which EGS intends to use must first be submitted to Sona for written approval, not to be unreasonably withheld;

(c)
Sona makes no representation or warranty as to the validity or enforceability of the Sona Group Trade Marks, nor as to whether the same infringe on any Intellectual Property Rights of third parties in the eBet Territory;

(d)	EGS may not transfer or otherwise deal in any way with the rights of use of the Sona Group Trade Marks granted under this Agreement, except under a Sub-Licence, or as permitted under clause 29;

(e)	EGS may not do or omit to do anything in its use of the Sona Group Trade Marks that may or would adversely affect their validity; and

(f)
EGS must forthwith enter into any document necessary for the recording, registration or safeguarding of the Trade Mark rights of the Sona Group in connection with the marketing of the Sona Software under the Sona Group Trade Marks, in a form reasonably satisfactory to Sona.

16.2	The following provisions apply in respect of the eBet Companies’ Trade Marks:

16.3
The eBet Companies hereby grant to Sona the non-exclusive right in the Sona Territory to use their respective Trade Marks in the promotion, advertisement and sale of the Products in accordance with the terms, and for the duration, of this Agreement;

(a)
all representations of the eBet Companies’ Trade Marks in advertising and promotional materials which Sona intends to use must first be submitted to EGS for written approval, not to be unreasonably withheld;

(b)
the eBet Companies make no representation or warranty as to the validity or enforceability of the eBet Companies’ Trade Marks, nor as to whether the same infringe on any Intellectual Property Rights of third parties in the Sona Territory;

(c)
Sona may not sub-licence, transfer or otherwise deal in any way with the rights of use of the eBet Companies’ Trade Marks granted under this Agreement, except pursuant to a sub-licence granted pursuant to clause 4.2,, or as permitted under clause 29;

(d)
Sona may not do or omit to do anything in its use of the eBet Companies’ Trade Marks that may or would adversely affect their validity or the eBet Companies’ ownership of, or rights to, the eBet Companies’ Trade Marks; and

(e)
Sona must forthwith enter into any document necessary for the recording, registration or safeguarding of the Trade Mark rights of the eBet Companies in connection with the marketing of the Products under the eBet Companies’ Trade Marks, in a form satisfactory to the eBet Companies.

16.4	The following provisions apply in respect of patents:

(a)
the Sona Group (on the one hand) and each of the eBet Companies (on the other) shall assist each other in every proper way to obtain, and from time to time enforce, United States and foreign patent rights relating to each other’s  respectively retained Intellectual Property Rights in any and all countries;

(b)
to that end, both of them will ensure the proper and timely execution, verification and delivery of such documents and performance of such other acts as the requesting Party may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Intellectual Property Rights;

(c)
the Parties’ obligations under this clause 19.3 shall continue beyond the termination of this Agreement, but both Parties shall compensate each other (as fairness and necessity reasonably requires) to satisfy the request for any such assistance; and

(d)	both Parties shall each bear their own costs and fees in pursuing and protecting their rights under this clause 19.3.

(e)	Representations and Warranties

16.5	Each Party hereby represents and warrants as of the Effective Date and covenants to the other Party that:

(a)
it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

(b)
this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms, subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity;

(c)
all necessary consents, approvals and authorizations of any applicable government agency and other parties required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained;

(d)
the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (i) do not conflict with or violate any requirement of applicable law or any provision of the articles of incorporation, bylaws or any similar instrument of such Party, as applicable, in any material way, and (ii) do not conflict with, violate, or breach or constitute a default or require any consent not already obtained under, any contractual obligation or court or administrative order by which such Party is bound;

(e)
it has and will have enforceable written agreements with all of its employees who receive Confidential Information under this Agreement assigning to such Party ownership of all Intellectual Property Rights created in the course of their employment.

16.6	Each member of the Sona Group warrants that:

(a)	it is the owner or licensee of all Intellectual Property Rights subsisting in the current Sona Software, and it is free of Encumbrances;

(b)
its entry into this Agreement and the granting of the Licences and Sub-Licences will not result in a breach of any agreement, arrangement or understanding to which it is a party, except that Sona does not make such warranty in respect of  the Shuffle Master Agreement; and

(c)	the use of the relevant Sona Software by EGS and the resulting Sub-Licences will not:

(d)	infringe any third party’s rights (including Intellectual Property Rights);

(i)	constitute a misuse of any third party’s Confidential Information; or

(ii)	result in Sona breaching any obligation it owes to a third party, except that Sona does not make such warranty in respect of the Shuffle Master Agreement;

(e)
none of the representations and warranties made by the members of the Sona Group herein contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading;

16.7	Each of the eBet Companies warrants that:

(a)	its entry into this Agreement will not result in a breach of any agreement, arrangement or understanding to which it is a party; and

(b)	the use of the eBet Software by Sona and the resulting sub-licences to End-Users will not:

(i)	infringe any third party’s rights (including Intellectual Property Rights);

(ii)	constitute a misuse of any third party’s Confidential Information; or

(iii)	result in any of the eBet Companies or any related entity breaching any obligation it owes to a third party.

(c)
none of the representations and warranties made by the eBet Companies herein contains or will contain any untrue statement of a material fact or omits to state any material fact necessary to make the statements made, in the light of the circumstances under which they were made, not misleading;

16.8
Except as expressly contained in this Agreement, the Sona Group makes absolutely no representations or warranties, whether written or verbal, to the eBet Companies with respect to the Sona Software, or the suitability thereof for the eBet Companies’ intended use.  The eBet Companies further acknowledge that it has read and understands all of the documents and instruments reviewed by the eBet Companies and has had the opportunity to have such information reviewed by the eBet Companies’ financial advisors, including, without limitation, eBet Companies’ accountant and attorney(s).

16.9	IPR Indemnity

16.10	The following provisions govern indemnification by the Sona Group:

(a)
subject to the limitations, conditions, and exclusions set out below, Sona Group will defend and indemnify, at its own expense, any third party claim against the eBet Companies that arises due to a claim that the Sona Software infringes a valid United States, European Union, Japanese, South Korean or Taiwanese patent, or copyright, or involves the misappropriation of a trade secret.  The Sona Group will pay such damages or costs as are finally awarded against the eBet Companies or agreed to in settlement for such claim, provided that the eBet Companies gives to the Sona Group:

(i)	written notice of any such claim or threatened claim within thirty (30) days after the eBet Companies actually become aware of the claim or threat;

(ii)	sole control of the defence, negotiations and settlement of such claim; and

(iii)
full cooperation in any defence or settlement of the claim (at the cost of the Sona Group).  The Sona Group will not be liable for the settlement of a claim by the eBet Companies or their authorized agents made without its prior written consent.

(b)
if the eBet Companies’ or any End-Users’ (granted by EGS under a Sub-Licence) use of the Sona Software results in, or in Sona Group’s opinion is likely to become subject to, a claim for infringement or misappropriation, then the Sona Group will, at its sole option and expense, either:

(i)	obtain for the eBet Companies the right to continue using the Sona Software; or

(ii)	replace or modify the Sona Software so that it is non-infringing and substantially equivalent in function to, and interchangeable with, the enjoined software.

16.11	The following provisions govern indemnification by the eBet Companies:

(a)
subject to the limitations, conditions, and exclusions set out below, the eBet Companies will defend and indemnify, at its own expense, any third party claim against the Sona Group that arises due to a claim that the eBet Software or eBet Developed Software infringes a valid United States, European Union, Japanese, South Korean or Taiwanese patent, or copyright, or involves the misappropriation of a trade secret.  The eBet Companies will pay such damages or costs as are finally awarded against the eBet Companies or agreed to in settlement for such claim, provided that the Sona Group gives to the eBet Companies:

(b)	written notice of any such claim or threatened claim within thirty (30) days after the Sona Group actually becomes aware of the claim or threat;

(i)	sole control of the defence, negotiations and settlement of such claim; and

(ii)
full cooperation in any defence or settlement of the claim (at the eBet Companies’ cost).  The eBet Companies will not be liable for the settlement of a claim by the Sona Group or its authorized agents made without the eBet Companies’ prior written consent.

(c)
if the Sona Group’s or any End-Users’ (granted by Sona under a sub-licence pursuant to clause 4.2) use of the eBet Software or eBet Developed Software results in, or in the eBet Companies’ opinion is likely to become subject to, a claim for infringement or misappropriation, then the eBet Companies will, at their sole option and expense, either:

(i)	obtain for the Sona Group the right to continue using the eBet Software or eBet Developed Software; or

(ii)	replace or modify the eBet Software or eBet Developed Software so that it is non-infringing and substantially equivalent in function to, and interchangeable with, the enjoined software.

17.	Product Liability

17.1
Sona  and EGS  (“Indemnifying Party”)  agrees to indemnify and hold harmless the other of them (“Indemnified Party”) from and against any liability incurred by the Indemnified Party in respect of damage to property, death or personal injury arising from any fault or defect in the materials or workmanship of any product, and all costs, claims, demands and expenses arising out of or in connection with that liability ("Relevant Claim"), except to the extent that the liability arises as a result of the wilful misconduct or gross negligence of the Indemnified Party.  For the avoidance of doubt, it is not necessary for the Indemnified Party to expend moneys before becoming entitled to the benefit of this indemnity.

17.2
At a time reasonably prior to the distribution of products into each Territory, Sona and EGS must provide the other of them with evidence to its reasonable satisfaction, confirming that it has insurance coverage from a first class insurer in respect of its indemnity obligations under clause 22.1.  This insurance coverage must be maintained in full force and effect at all times during the term of this Agreement. EGS may withhold Product from distribution to Sona until it is reasonably satisfied that this clause has been complied with and such withholding shall not be deemed a material default under this Agreement;

17.3	An Indemnified Party must, as soon as practicable after it becomes aware of a matter which may result in a Relevant Claim:

(a)	give written notice to the Indemnifying Party of the matter;

(b)	give to the Indemnifying Party all information and assistance which it may reasonably require to defend or settle the Relevant Claim;

(c)
allow the Indemnifying Party the exclusive conduct of any proceedings and take whatever action it reasonably directs to defend or resist the matter, including the use of professional advisers nominated by the Indemnifying Party; and

(d)	not admit liability or settle the matter without the written consent of the Indemnifying Party.

17.4
Each Indemnified Party undertakes to maintain appropriate up-to-date and accurate records to enable the immediate recall of any batches of an affected product. These records shall include records of deliveries to End-Users (including details of batch numbers, delivery date, name and address of End-User and telephone number and fax or telex number if available).

17.5
Each Indemnified Party shall, at the Indemnifying Party’s cost, give such assistance as it may reasonably require for the purpose of recalling as a matter of urgency, any quantities of affected products within the affected Territory.

18.	Duration and Termination

18.1	Neither Sona nor EGS are entitled to terminate this Agreement for any reason unless specifically provided in this Agreement.

18.2	This Agreement shall commence on the Effective Date and remain in full force and affect until terminated by either Party pursuant to this clause 23, or clause 34.4.

18.3
Notwithstanding any other term in this Agreement (and subject to clause 23.1), either the Sona Group (on the one hand) or the eBet Companies (on the other) (“Terminating Party”) may terminate this Agreement with immediate effect by giving notice of such termination to the other of them (“Terminated Party”) on or at any time after the occurrence of any of the following events:

(a)
one of the Terminated Parties fails to pay any licence fees due under clause 13 and such failure to pay is not remedied within 60 days after the Terminating Parties has given written notice of the failure to pay to the Terminated Parties requiring payment; or

(b)
a receiver, liquidator, administrator  (or similar official) is appointed to one of the Terminated Parties, or one of the Terminated Parties passes a resolution for the appointment of a liquidator (other than, in any such case, a voluntary winding-up of a solvent company for the purposes of amalgamation or reconstruction); or

(c)	an order is made for the appointment of an administrator (or similar official) to manage the affairs, business and property of one of the Terminated Parties,

(d)	or notice of intention to appoint an administrator is given by one of the Terminated Parties or its directors; or

(e)
one of the Terminated Parties takes steps to enter into a company voluntary arrangement (including under Chapter 11 of the Bankruptcy Code), a scheme of arrangement or any analogous compromise or arrangement (whether formal or informal) with any of its creditors (other than, in any such case, a voluntary winding-up of a solvent company for the purposes of amalgamation or reconstruction); or

(f)	one of the Terminated Parties is unable or admits in writing its inability to pay its debts as they fall due; or

(g)	one of the Terminated Parties suffers or takes any similar or analogous action in any jurisdiction in consequence of debt.

18.4
For the avoidance of doubt, in the absence of a specific provision of this Agreement which addresses that breach, all other breaches of this Agreement are deemed capable of remedy by one or other or all of an award of damages, an injunction or other interlocutory relief, or an order for specific performance.

19.	Effects of Termination

19.1	Termination of all or, where clause 24.3 applies, part of this Agreement (however caused) shall be without prejudice to any rights or liabilities accrued at the date of termination.

19.2
Clauses 14, 18, 21, 22, 24, 25, 26 and 31 survive the termination of this Agreement by either the Sona Group or the eBet Companies, as will any other clause which by its nature is intended to survive such termination.

19.3	Where the eBet Group has a right of termination under clause 23.3, in lieu of that right, the eBet Group shall be entitled to terminate the rights of Sona under clause 4. In these circumstances:

(a)	all other rights and obligations of Sona under this Agreement shall remain in full force and effect; and

(b)	the eBet Group’s right to terminate this Agreement in respect of the relevant breach shall cease to apply.

20.	Extent of Liability

20.1
The warranties and conditions stated in this Agreement are in lieu of all other conditions, warranties or other terms that might be implied  or incorporated into this Agreement (whether by statute, common law or otherwise), all of which are hereby excluded to the extent permitted by law.

20.2	Nothing in this Agreement or any order shall exclude or limit the liability of Sona or EGS for:

(a)	death or personal injury arising from their negligence;

(b)	fraud or fraudulent misrepresentation;

(c)	any other liability that cannot be limited or excluded by law; or

(d)	any liability under clauses 21 and 22.

20.3
Save as set out in clause 25.2 neither Sona nor EGS shall be liable to the other of them for any consequential, incidental, indirect, special, punitive or similar damages (including, loss of goodwill, loss of profits or revenue, loss of use, business interruptions, or loss of business data) and whether such loss or damage is based in contract, warranty, tort, negligence, strict liability, indemnity, or otherwise, and even if one of them has been advised of the possibility of such damages.

Notwithstanding this, some jurisdictions do not permit the exclusion or limitation of liability for consequential or incidental damages and, as such, some portion of the above limitation may not apply. In these circumstances, the affected Party’s liability is limited to the greatest extent permitted by law.

21.	Confidential Information

21.1
Save to the extent required by either Sona or EGS to facilitate the development, testing, assembly, installation, commissioning and use of products as contemplated by this Agreement, the Sona Group and the eBet Companies shall hold in confidence all Confidential Information obtained from the other of them.

21.2
For the duration of this Agreement and for two years thereafter, neither the Sona Group nor the eBet Companies shall disclose to any third party outside its corporate group (without the prior express written permission of the other of them), any Confidential Information obtained from the other of them, save that the Sona Group (on the one hand) and the eBet Companies (on the other) may disclose any Confidential Information obtained from the other of them:

(a)
to those of its officers, employees or contractors (or the officers, employees or contractors of any company in its corporate group) as may be reasonably necessary for the purpose of fulfilling its obligations under this Agreement, provided that before making any such disclosure the effected Party makes such officers, employees and contractors aware of its obligations of confidentiality under this Agreement and procures compliance by those persons with them; and

(b)	where such disclosure is required by any law, court order, regulatory or other authority such as stock exchange.

(c)	The provisions of clauses 26.1 and 26.2 do not apply to any information which:

(d)	is or becomes public knowledge other than by breach of this clause;

(e)	is already in the possession of any member of the Sona Group or any of the eBet Companies without restriction in relation to disclosure, before the date of its receipt from the other of them; or

(f)	is received from a third party who lawfully acquired or developed it and who is under no obligation restricting its disclosure.

22.	Fairness and Good Faith

In entering into this Agreement, the Sona Group and the eBet Companies recognise that it is impracticable to make provision for every contingency which may arise.  They declare it to be their intention that this Agreement (and each other agreement to which it refers) shall operate between them with fairness. Each of the Sona Group and the eBet Companies agree and declare that they will at all times act in good faith and in a timely manner in relation to the other of them with respect to all matters relating to this Agreement.

23.	Dispute Resolution

23.1
If a dispute arises out of, or in relation to, this Agreement (including any dispute as to breach or termination of this Agreement, or as to any claim in tort, in equity or pursuant to any statute), no Party may commence any court or arbitration proceedings relating to the dispute unless:

(a)	if agreement is not reached between the Parties pursuant to clause 28.4, and mediation has not taken place in accordance with clauses 28.5 to 28.7; or

(b)	one of them seeks urgent interlocutory relief, in which case the applying Party does not need to comply with this clause 28 before seeking that relief.

23.2	If any Party claims that a dispute has arisen under or in relation to this Agreement, it must give written notice to the other relevant Parties specifying the nature of the dispute.

23.3
Thereafter, the affected Parties must endeavour to resolve the dispute expeditiously, using informal dispute resolution techniques such as mediation, expert evaluation or determination, or similar techniques agreed by them.

23.4	If the affected Parties are unable to agree within 7 days (or such longer period as they decide) after receipt of the notice referred to in clause 28.2, as to:

(a)	the dispute resolution technique and procedures to be adopted; or

(b)	the timetable for all steps in those procedures; or

(c)	the selection and compensation of the independent person required for such technique,

(d)
then any affected Party may refer (which reference shall be binding on the other Party) the dispute to LEADR, ((ACN 008 651 232) Level 9, 15-17 Young Street, Sydney NSW 2000; email: leadr@leadr.com.au; telephone: (61-2) 9251 3366; fax: (61-2) 9251 3733) for facilitation of a mediation in accordance with LEADR's Mediation Rules.  LEADR shall act in accordance with its Facilitation Rules (available at LEADR or www.leadr.com.au).

23.5	The affected Parties must co-operate with LEADR as facilitator.

23.6	This clause will remain operative after this Agreement has been performed and notwithstanding its termination.

24.	Assignment

24.1
Neither the Sona Group (on the one hand) nor the eBet Companies (on the other)  may assign or otherwise deal with any of their respective rights or obligations under this Agreement in a manner not expressly provided for in this Agreement, without the prior written consent of the other of them, which may not be unreasonably withheld.

24.2
Notwithstanding clause 29.1, each such Party (“Transferring Party”) may, without the prior consent of the other such Party, assign or otherwise transfer any of their rights or obligations under this Agreement:

(a)
in connection with a merger, acquisition, sale of substantially all of its assets or stock, financing, reorganization, or similar transaction (“Acquisition”).  In the event of any Acquisition, all references to the Transferring Party in this Agreement shall be deemed to refer to such assignee.

(b)	to a wholly owned subsidiary of the Transferring Party

24.3
Sona may grant non-exclusive sub-licences of the eBet Developed Software and the eBet Software to third party distributors in order to facilitate the sale of the Products within its Territory, provided that:

(a)	the provisions of any sub-licence do not conflict with this Agreement; and

(b)	Sona provides a copy of each sub-licence to EGS within 10 days after its last execution.

24.4
EGS may grant non-exclusive sub-licences of the Sona Software to third party distributors (including eBet Online Inc. of Canada) in order to facilitate the distribution of Sona Software within its Territory, provided that:

the provisions of any sub-licence do not conflict with this Agreement; and

EGS provides a copy of each sub-licence to Sona within 10 days after its last execution.

24.5	Sona irrevocably consents to the rights of EGS under this Agreement being secured in favour of its financiers from time to time.

25.	[Intentionally Omitted]

26.	Notices

Unless specified otherwise in this Agreement, any notice required to be given pursuant to this Agreement shall be in writing and be given by delivering the notice by hand at, or by sending the same by prepaid first class post (airmail if to an address outside the country of posting) or facsimile or email to, the address of the relevant Party as set out in this Agreement, or to such other address as any Party notifies to the others from time to time. Any notice given according to the above procedure shall be deemed to have been given at the time of delivery (if delivered by hand) and when received (if sent by post, facsimile or email).

27.	General

27.1
No Party will be liable to the others for any breach of its obligations under this Agreement, to the extent that the breach is due to an event of force majeure based on circumstances outside its reasonable control.

27.2
This Agreement and any document referred to in this Agreement constitutes the entire understanding between the Parties with respect to its subject matter, and supersedes all prior agreements, negotiations and discussions between the Parties relating to it.

27.3	Save as expressly provided in this Agreement, no amendment or variation to it is effective, unless in writing and signed by a duly authorised representative of each of the Parties.

27.4
No forbearance, delay or indulgence by a Party in enforcing the provisions of this Agreement shall prejudice or restrict the rights of that Party nor be construed or deemed to be a waiver of any of that Party's rights, and no waiver of any breach shall operate as a waiver of any subsequent or continuing breach.

27.5
If any provision of this Agreement is held invalid, illegal or unenforceable for any reason by any court of competent jurisdiction, such provision shall be severed and the remainder of the provisions of this Agreement shall continue in full force and effect as if thisAgreement had been executed with the invalid, illegal or unenforceable provisions eliminated.

27.6	A person who is not a Party to this Agreement shall not have any rights under or in connection with it by virtue of any applicable legislation.

27.7
The Parties have entered into this Agreement at arms length. Nothing in this Agreement is intended to, nor shall be deemed to, establish anypartnership or joint venture between the Parties, constitute any Party the agent or fiduciary of another Party, nor authorise any Party to make or enter into any commitments for or on behalf of another Party.

27.8
This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.  Delivery of an executed counterpart of a signature page of this Agreement or any document or instrument delivered in connection herewith by telecopy or electronic portable document format (delivered by electronic mail) shall be as effective as delivery of a manually executed counterpart of this Agreement or such other document or instrument as applicable.

28.	Governing Law and Jurisdiction

28.1	This Agreement shall be governed by and construed in accordance with the laws of New South Wales, Australia.

28.2
The courts of New South Wales, Australia and courts of appeal from them have exclusive jurisdiction to hear and determine any action or proceeding and to settle any dispute that arises out of or in connection with this Agreement.

28.3
The Sona Group appoints Messrs Addisons, Commercial Lawyers, of Level 12, 60 Carrington Street, Sydney, New South Wales as its agent to accept service of process under this Agreement.  If, for any reason, Sona Group’s appointee as agent for service of process ceases to be able to act as such, the Sona Group must forthwith appoint another resident within New South Wales, Australia to accept service of process.  In the meantime, the eBet Companies are entitled to treat the previous appointee as the Sona Group’s agent for service of process.

29.	Regulatory Compliance

29.1
The Sona Group (on the one hand) and the eBet Companies (on the other)  specifically acknowledge that the other of them is subject to the gaming and/or wagering, and licensing requirements of various jurisdictions and is obliged to take diligent efforts to determine the suitability of its business associates.

29.2
The Sona Group (on the one hand) and the eBet Companies (on the other) agree to cooperate fully with the other of them in providing any information which the requesting Party deems necessary or appropriate in assuring itself that the requisitioned Party possesses the good character, honesty, integrity, and reputation applicable to those engaged in the gaming and/or wagering industries.

29.3	The Sona Group (on the one hand) and the eBet Companies (on the other) agree to be bound by and to comply with the terms and conditions of, each other’s Compliance Plan.

29.4
Subject to clause 34.5, either Party (the “First Party”) may terminate this Agreement where, as a result of a notification from, or discussions with, a Gaming Government Agency, it holds the reasonable opinion that the other Party has taken such action (or has failed to take such action) that will be detrimental to a material gaming industry licence, permit or approval that the First Party or a related body corporate holds (or seeks to hold) to conduct business within that Gaming Government Agency’s jurisdiction.

29.5
The First Party must  notify in writing the other Party of the matters referred to in clause 34.4 (the “Regulatory Notice”), setting out all relevant details and include all potential remedial actions that the other Party could take, where possible, to avoid termination under clause 34.4.  The First Party may then, 10 days after issuing the Regulatory Notice, issue a further notice (the “Regulatory Termination Notice”) providing the other Party a further 10 days (or such longer period nominated by the First Party acting reasonably). During this notice period, representatives of the Parties shall discuss the remedial action which could be taken, and where reasonably practicable, the First Party shall seek to arrange a meeting or conference telephone call with representatives of the Gaming Government Agency to enable the other Party to understand the reasons for the notification and the remedial action required. At the end of this notice period (totalling a minimum of 20 days) and provided that the other Party has not rectified the issue to the satisfaction of the relevant Government Agency in question, then (at the First Party's option) this Agreement will terminate on the last day of the period set out in the Regulatory Termination Notice, unless otherwise notified by the First Party in writing to the other Party.

Schedule 1 - Description of Sona Software

Sona Software Title
Media Player including but not limited to the Sona Media Platform versions 2.0 & 2.1
DRF Mobile version 1.7.55
mWager™ - including Sona Wireless Platform™ Enterprise Server v3.1 online wagering
Sona Gaming System - including the Wireless Gaming System and server based gaming systems including both wireless and wired
Financial & Enterprise Software

Schedule 2 - Description of eBet Products and eBet Software

eBet Gaming Systems EPS 2.0, IGMI & PIM Assist suite of applications
Sentinel – Central Monitoring System
Link progressive Jackpot System

Schedule 3 - Sona Compliance Committee Plan

SONA MOBILE HOLDING, CORP.
Effective June, 2007

COMPLIANCE COMMITTEE PLAN

INTRODUCTION

Sona Mobile Holding, Corp. (the “Company”), has voluntarily established a Compliance Committee (the “Committee”) to oversee procedures to enhance the likelihood that no activities of the Company or any Affiliate would impugn the reputation and integrity of the gaming industry in general and that of the specific jurisdictions in which the Company or any Affiliate conducts Gaming Activities.

The Committee will exercise its best efforts to identify and evaluate situations arising in the course of the business of the Company or any Affiliate, which may have a negative effect upon the objectives of gaming control.  Generally speaking, a situation adversely affects the objectives of gaming control if it has an adverse effect on the public faith in the ability of any appropriate gaming regulatory system to ensure that licensed gaming is conducted honestly and competitively and that gaming is free from criminal and corruptive elements.  It is the strict policy of the Company and its Affiliates to conduct their business with honesty and integrity, and in accordance with high moral, legal and ethical standards.

Accordingly, the Compliance Committee Plan (the “Plan”) is hereby established which sets forth the procedures that will be employed by the Committee in carrying out its responsibilities. The Plan becomes effective August 1, 2006.

DEFINITIONS

1.
“Affiliate” means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, a specified Person. This term does not include employees of the Company or unrelated Persons that are associated with the Company or its subsidiaries in a business venture.

2.	“Board” means the Board of Directors of the Company.

3.	“Committee” means the Compliance Committee of the Company.

4.
“Commercial Transaction” means any (a) sale or other disposition of assets for other than cash, (b) purchase, (c) acquisition, (d) lease, (e) contract or (f) other written or oral agreement, entered into by the Company or any Affiliate with a Person other than the Company, any Affiliate or any Professional Advisor thereof, to further their gaming business.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

5.	“Company” means Sona Mobile Holding, Corp.

6.	“Corporate Officer” shall mean either the President, Chief Executive Officer, Chief Operating Officer, Executive Vice President, Chief Financial Officer, Treasurer or Secretary.

7.
“Compliance Policies” mean the internal control policies and procedures; due diligence procedures; foreign gaming reporting; background investigations and related reports which are reviewed by the Compliance Officer; internal memoranda and correspondence; and any other policies implemented by the Company or any Affiliate that are of a compliance nature.

8.
“Consultant” means a Person engaged by the Company or any Affiliate to furnish advisory or other services, which services are reasonably expected to further the Gaming Activities and/or gaming business of the Company or any Affiliate for total compensation which exceeds $50,000 per year.

9.	“Director” shall mean a member of the Company Board of Directors.

10.
“Compliance Officer” means the representative of the Company designated as responsible for monitoring Company Gaming Activities to ensure compliance with internal policies and procedures, and gaming regulatory requirements.

11.
“Due Diligence Policy” shall mean the Company procedures including review of individual and business entity affidavits of compliance, release forms, licenses and/or registrations held and/or other verification procedures to determine suitability of an individual and/or business entity which procedures shall be effective concurrently with the effective date of this Compliance Plan.

12.	“Executive Management” means any one or more of the Corporate Officers of the Company or any Affiliate who is elected or appointed as such by the members of its respective board of directors.

13.
“Foreign Gaming” means the conduct of dealing, operating, carrying on, conducting, maintaining or exposing for play one or more gambling games outside the state of Nevada and where payment is based on participation in gaming revenue by the Company or any Affiliate.

14.
“Formal Allegations” mean a notice received in writing from a regulatory body or other governmental agency alleging wrongdoing on the part of the Company or any of its Affiliates, which wrongdoing, if true, would materially adversely affect the objectives of gaming control or materially violates Compliance Policies.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

15.	“Formal Criminal Charges” mean criminal charges (other than for minor offenses) duly filed in a court of law.

16.	“Gaming Activities” mean those activities governed by the gaming laws of any jurisdiction in which the Company or any of its Affiliates conducts business.

17.	“Gaming Authority or Authorities” means one or more reputable regulatory authorities having jurisdiction over Gaming Activities.

18.	“Gaming Device” means any equipment, contrivance, component or machine used in connection with any slot or video gambling game, which affects the result of a wager by determining win or loss.

19.
“Gaming Equipment” means any equipment or mechanical, electromechanical or electronic contrivance, component or machine used remotely or directly in connection with gaming, any game, race book or sports pool that would not otherwise be classified as a Gaming Device including that which the manufacture or distribution of is otherwise subject to regulatory control by the gaming laws of any jurisdiction in which the Company or any Affiliate conducts business.

20.	“GCB” means the Nevada State Gaming Control Board.

21.
“Institutional Investor” has the meaning ascribed to it under Nevada Gaming Commission Regulation 16.010(14), or under the provisions of any similar statute, regulation, rule or ordinance of any other applicable Gaming Authority.

22.	“Key Employee” shall mean a Corporate Officer or Director.

23.	“Lobbyist” means any Person engaged by the Company or any Affiliate to perform lobbying activities on any of their behalf.

24.
“Major Development” means a matter that substantially impacts the Company. Examples of a “Major Development” include any material change in equity ownership or control of the Company, any disciplinary actions brought by any government, agency, or Gaming Authority with respect to the Gaming Activities of the Company or any of its Affiliates or Key Employees.

25.	“Material Litigation” has the meaning ascribed to it under Section III (f) of this Plan.

26.	“Material Financings” has the meaning ascribed to it under Section III (g) of this Plan.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

27.	“Material Financings” has the meaning ascribed to it under Section III (g) of this Plan.

28.	“Minutes” has the meaning ascribed to it under the Section titled Quorum and Meetings of the Committee on page 5 of this Plan.

29.	“Nevada Gaming Authorities” mean the Nevada State Gaming Control Board and/or the Nevada Gaming Commission.

30.	“Person” means any association, corporation, firm, partnership, trust or other form of business association as well as a natural person.

31.	“Plan” means this Compliance Committee Plan.

32.
“Professional Advisor” means a Person, other than a Company employee or member of the Board, who is a licensed attorney, licensed accountant, law firm, financial institution chartered by the federal government or by any state, underwriter, investment banker, broker-dealer or investment adviser regulated by any state or federal regulatory authorities, licensed real estate agent or broker, or outside licensed investigators retained by the Company for the purpose of complying with this Plan.

33.	“SEC” means the United States Securities and Exchange Commission.

34.	“System” means the Company’s Internal Reporting System for information collection, assessment and reporting which system is comprised of the elements described in Section II of this Plan.

35.
“Unsuitable Person” means a Person who has been denied licensing, a finding of suitability, qualification or other similar approval by a Gaming Authority, or a Person who has been determined to be unsuitable to be associated with a gaming enterprise either by a Gaming Authority or through independent investigation by the Company and whose unsuitability has been reported to the Company.

36.
“Unsuitable Situation” means an event, circumstance or activity that adversely affects the objectives of gaming control by actually diminishing the public faith in the ability of the Gaming Authorities to protect the public interest, including without limitation a violation of this Plan.

COMPOSITION OF THE COMMITTEE

The Committee shall have at least three members, who shall be appointed by and serve at the pleasure of the Board.  At least one member shall be independent and may include an

SONA MOBILE HOLDING, CORP.
Effective June, 2007

independent member of the Board who is knowledgeable of the Nevada gaming regulatory process and the provisions of the Nevada Gaming Control Act and the regulations of the Nevada Gaming Commission.  The Company shall appoint and maintain a Compliance Officer and the Compliance Officer will report to the Committee.  The Compliance Officer will also serve as the liaison between the Committee and the Gaming Authorities and shall have direct access to the Board for reporting any activities he/she believes are not satisfactorily addressed through the Committee.  As may be required by any relevant Gaming Authority, approval and/or notification of the identities of the members of the Committee, as well as any changes thereto, shall be timely obtained or made.  Any appointment or resignation of a member of the Committee or the Compliance Officer (a) shall be reflected in the Minutes of the Committee, and (b) shall be reported in writing to the GCB within ten (10) days of such event.

QUORUM AND MEETINGS OF THE COMMITTEE

Quorum.  The presence of a majority of the membership of the Committee shall constitute a quorum for the purpose of conducting its business.  Any meeting may be conducted in person, by telephonic or audio/visual communication, or by unanimous written consent.  All actions by the Committee require a majority vote of the Committee.  Action by the Committee may also be taken by unanimous written consent.

Minutes.  Subsequent to Committee meetings, non-ratified copies of the Minutes, including all associated documents, exhibits, and reports reviewed by the Compliance Committee members at said meetings, shall be provided to the Nevada Gaming Authorities.  Once ratified, copies of the ratified Minutes of the Committee meetings including all documents, exhibits and reports reviewed by the Compliance Committee members at the meetings shall be forwarded, with any changes respectively cited, within ten (10) days after ratification by the Committee (such ratification shall take place at the next meeting of the Committee) to the Nevada Gaming Authorities.  The Minutes shall identify all matters considered by the Committee, shall contain summaries of the Compliance Officer on the matters set forth in this Plan, and shall otherwise contain the amount of detail sufficient and appropriate to demonstrate a well-reasoned decision by the members of the Committee.  In those matters in which the Committee takes no action, the Minutes shall reflect the reason(s) why no action was deemed appropriate.

Quarterly Meetings.  The Committee shall meet at least quarterly to review reports, investigations or otherwise put together by the Compliance Officer.  As required by the circumstances, any member may call a special meeting of the Committee.  As required by the circumstances, the Compliance Officer is authorized to issue a preliminary report to the Committee regarding the proposed transaction or direct such other action as may be warranted in the circumstances, subject to the later action of the Committee.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

RESPONSIBILITIES OF THE COMMITTEE

I.
General. The Compliance Committee is intended to serve as an oversight committee with the responsibility to assist the Board and Executive Management of the Company. The oversight function of the Committee, without limiting any of the authority of the Committee contained herein, is not intended to usurp the decision-making authority of the Board or Executive Management of the Company. It is understood that the authority for management of the affairs of the Company is vested in the Board. The Committee shall review information brought to the Committee’s attention or uncovered by the Committee concerning activities that might constitute Unsuitable Situations, or violate Compliance Policies.  The Committee, in exercising its responsibilities, will coordinate its activities with other individuals or committees involved in the Company’s general Compliance Policies, including the control of Gaming Activities.

II.	Internal Reporting System. The Committee has established the following Internal Reporting System (the “System”):

The Committee shall utilize the resources of the Company, its Affiliates or appropriate outside resources to fulfill their responsibilities of supervision of the System.  Such supervision may include investigation of any question, matter, association or issue arising or appearing to arise within the purview of the System including, but not limited to, personal oversight, examination or inquiry.  The success of the System depends upon the coordination of both corporate and property functions such as: finance, legal, engineering, operations, and other staff with respect to proposed or pending matters relating to new transactions, associations, or other matters that may constitute Major Developments or Unsuitable Situations or which involve Unsuitable Persons.

Ultimate responsibility for the review of information rests with the Committee.  Prior to the Committee’s quarterly meetings, the Compliance Officer shall submit to each member of the Committee a report summarizing any exceptions or problems discovered or resulting from investigations conducted and recommendations for action made in the preceding quarter.

Generally, an independent, in-depth investigation will not be required in instances where the transaction or the other party is regulated by a governmental agency, such as a publicly held company regulated by the SEC, a financial institution regulated by federal or state banking authorities, or a company or individual regulated or licensed by an appropriate Gaming Authority.

However, notwithstanding the aforementioned, a limited background check will be conducted to verify transactions or ensure good standing in instances where the transaction or the other party is regulated by a governmental agency, such as a

SONA MOBILE HOLDING, CORP.
Effective June, 2007

publicly held company regulated by the SEC, a financial institution regulated by federal or state banking authorities, or a company or individual regulated or licensed by an appropriate Gaming Authority.

III.	Compliance Officer Reports. Reports by the Compliance Officer to the Committee shall cover the following matters relating to the Company, its Affiliates and their operations:

a.
Purchases, Sales and Leases of Gaming Equipment.  The Company and its Affiliates shall maintain adequate and reasonable records by geographical area, customer, or distributor of all purchases, sales or leases of Gaming Equipment.  Such records shall encompass a list of information to obtain for sales or leases of Gaming Equipment to include the name and address of the purchaser; a complete description of the equipment in question; the jurisdiction to which the equipment will be shipped; and the identity of any finder or broker.  The Company will follow its Due Diligence Policy to verify that it is legal to ship to such jurisdictions; and verify that the purchaser holds a valid license, if applicable.

b.
Except as provided by law, i.e. notice of shipment reporting requirements, it will not be necessary to file reports on sales of Gaming Equipment to customers located in a state, commonwealth, possession of the United States, or other jurisdiction where operation and/or possession of such equipment is lawful.

c.
A current listing of jurisdictions permitting importation of the Company’s Gaming Equipment shall be maintained by the Compliance Officer and other Company departments as necessary.  Shipment of Gaming Equipment into any other jurisdictions is prohibited until expressly approved by the Compliance Officer.  Questions as to whether a given jurisdiction permits importation of Gaming Equipment are to be referred to the Compliance Officer.

d.
Pursuant to the Company’s Due Diligence Policy, the Compliance Officer shall determine that all sales, purchases and leases of Gaming Equipment are with distributors and vendors approved or licensed by the appropriate Gaming Authority, if such approval or licensure is required.  The Committee may make other determinations of suitability, as it deems appropriate.

e.
All agreements with Distributors shall include a provision that requires the Distributor to abide by all applicable local, state and federal laws, and that the Company shall have the right to promptly terminate any agreement with a Distributor if the Distributor takes any action or fails to take any action that jeopardizes any of the Company’s gaming licenses, approvals or permits, or in the event that Company’s relationship with the Distributor in any way jeopardizes or puts at risk any of the Company’s gaming licenses, approvals or permits.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

f.
Material Litigation.  The Compliance Officer shall prepare a report on all pending lawsuits in which the Company and/or any Affiliate are a party or of which any of their property is the subject of the litigation, and which is material and/or seeks or claims a recovery in excess of $200,000.00, excluding any and all personal injury or workers’ compensation lawsuits regardless of the amount involved.  The Compliance Officer’s report shall include as to each such lawsuit, the names of the parties thereto, the date instituted, the court or agency in which the proceedings are pending, and a brief description of the factual basis alleged to underlie the proceedings and the relief sought.

g.
Material Financings.  The Compliance Officer shall prepare a report regarding any loan or other similar extension of credit to be received from a financial institution (such as a bank) or other creditor, which exceeds the sum of $500,000.00, including whether or not such financing involves an Unsuitable Person or an entity he/she has reason to believe would be regarded as an Unsuitable Person.

h.	The reports shall include the following information with respect to the other party to the Material Financing to the extent such information is known or discoverable by the Compliance Officer:

▪	Name and address;
▪	Legal form, such as corporation, partnership or joint venture;
▪	Nature of business conducted;
▪	Geographical area where business is conducted;
▪
Name of each federal and state governmental regulatory agency with jurisdiction over the financial institution and its business, including a description of each federal and state governmental license, approval and/or authorization necessary to conduct its business and its status;

▪	Brief statement as to the Company’s or its Affiliate’s reasons for the proposed Material Financing;
▪
Identification of any Person such as a broker or finder who is to receive any form of compensation for arranging or negotiating the Material Financing, including a description of the arrangements for and amount of such compensation; and

▪	An appropriate background check of the above-named Persons shall be conducted with respect to all such Material Financings.

i.
Material Transactions.  The Compliance Officer shall include in his/her report to the Committee, a report on any Commercial Transaction (including as to whether or not such transaction involves an Unsuitable Person or an entity he/she has

SONA MOBILE HOLDING, CORP.
Effective June, 2007

reason to believe would be regarded as an Unsuitable Person), which: (a) exceeds the sum of $500,000.00, or (b) would result in a strategic alliance, joint venture, partnership or similar relationship between the Company or any Affiliate and a Person (other than the Company, any Affiliate or any Professional Advisor thereof), and which is formed for the purpose of Gaming Activities, and (c) involves a continuing relationship with the Person.

j.	The reports shall include the following information with respect to the other party to such Material Transaction to the extent such information is known or discoverable by the Compliance Officer:
▪	Name and address;
▪	Legal form, such as corporation, partnership or joint venture;
▪	Nature of business conducted;
▪	Geographical area where business is conducted;
▪
Names and addresses of all Directors, principal officers and shareholders holding more than five (5%) percent interest, or general partners and limited partners holding more than ten (10%) percent interest;

▪	Known general background and reputation of each controlling Person;
▪	Known financial background of each controlling Person;
▪	Known judgments or liens entered, if any;
▪	Known Bankruptcy information, if any;
▪	Examination of recent financial statements and regulatory filings (e.g., SEC filings);
▪	Description of all known material litigation to which the Person is a party;
▪	Brief statement as to the Company’s or its Affiliate’s reasons for the proposed Material Transaction;
▪	Specific laws under which the business operation is permitted, if relevant; and
▪
Identification of any Person such as a broker or finder who is to receive any form of compensation for suggesting, proposing or arranging the Material Transaction, including a description of the arrangement for such compensation.

k.
An appropriate background check on the entity and the above-named individuals shall be conducted with respect to all such Material Transactions.  Additionally, a limited background check will be conducted to verify transactions or ensure good standing in instances where the transaction or the other party is regulated by a governmental agency, such as a publicly held company regulated by the SEC, a financial institution regulated by federal or state banking authorities, or a company or individual regulated or licensed by an appropriate Gaming Authority.

l.	Loans. The Compliance Officer shall prepare a quarterly report in writing for submission to the Committee concerning any loans, guarantees or indemnities in

SONA MOBILE HOLDING, CORP.
Effective June, 2007

excess of $150,000 made by the Company or any of its Affiliates to a Person, other than to or for the benefit of any of its Affiliates. Such report shall contain the following information:

▪	The name and address of any borrower, indemnities or Person receiving a guarantee from the Company or any of its Affiliates;
▪	A complete, reasonably-detailed description of the transaction; and
▪	Identification of any Persons involved in the transaction, including any brokers or finders.

Note: If any such loan, guarantee or indemnity qualifies as or is related to a Material Financing or Material Transaction, it shall be reviewed pursuant to the sections of the Plan concerning Material Financings or Material Transactions, respectively.

m.
Partnerships and Joint Ventures.  The Company and its Affiliates shall cause to be conducted an appropriate background investigation, pursuant to the Company’s Due Diligence Policy, of the owners of interests in partnerships or joint ventures in which the Company or any Affiliate is a partner.  The Committee shall receive and review all reports concerning the suitability of such owners.  The Committee shall also cause further reviews to be conducted in all situations where in its judgment, adequate background information was not provided.  A background check will not be required, however, in instances where the transaction or the other party is regulated by a governmental agency, such as a publicly held company regulated by the SEC, a financial institution regulated by federal or state banking authorities, or a company or individual regulated or licensed by an appropriate Gaming Authority (other than to determine the other party's standing with such governmental agency or Gaming Authority), unless such a background check is otherwise warranted or reliance on such governmental regulation alone does not appear to the Compliance Officer to be a sufficient basis upon which to reach a conclusion as to suitability.

n.
Transactions or Agreements with Suppliers of Goods and Services.  The Committee recognizes that a negative situation could arise if the Company or any Affiliate were to conduct business with Unsuitable Persons on an ongoing basis.  The Committee further recognizes that it is in the best interest of the Company and its Affiliates that such business relationships be discontinued.  Therefore, at such time as the Compliance Officer becomes aware of the identity of an Unsuitable Person through the sources of information provided for by the System, the Compliance Officer shall direct that reviews be undertaken to determine whether the Company or any Affiliate is receiving goods or services from such an Unsuitable Person.  The review shall include an examination of appropriate records of the Company and its Affiliates for evidence of a business relationship with the particular Unsuitable Person.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

o.
The Compliance Officer shall ensure that adequate procedures exist with respect to arrangements with suppliers of goods and services in order to determine the suitability of such suppliers to the Company or any Affiliate involving annual aggregate purchases in excess of $500,000.  Additionally, a limited background check will be conducted to verify transactions or ensure good standing in instances where the transaction or the other party is regulated by a governmental agency, such as a publicly held company regulated by the SEC, a financial institution regulated by federal or state banking authorities, or a company or individual regulated or licensed by an appropriate Gaming Authority.

p.
Notwithstanding the foregoing and irrespective of the amount of annual aggregate purchases from any Person by the Company or any Affiliate, upon the Compliance Officer becoming aware through any source of information that the Company or any Affiliate is doing business with a Person who is or may be unsuitable, the Compliance Officer shall direct an investigation of that Person’s suitability.  The results of such investigations shall be reported to the Committee for appropriate action.

q.
Corporate Officers, Directors, Consultants and Lobbyists.  The Company and its Affiliates shall exercise care to ensure that all prospective Directors and Corporate Officers (“Key Employees”) of the Company and its Affiliates, as well as their Consultants and Lobbyists, will be suitable.  If any individual employee is promoted into a Key Employee position or if a contract with a Consultant or Lobbyist is renewed after the effective date of the Compliance Plan, the procedures provided in this section must be followed.

r.
The backgrounds of Corporate Officers and Directors shall be investigated and reviewed by the Compliance Officer pursuant to the Company’s Due Diligence Policy and any derogatory information shall be submitted to the Committee.  A report of suitability will be made by the Compliance Officer and provided to the Committee and Executive Management of the Company.  The role of the Compliance Officer is to investigate, review and disclose or report the suitability of the Corporate Officers or Directors to Executive Management.  Executive Management shall be responsible to make the hiring decision of all Corporate Officers and Directors, taking into consideration the findings of the Compliance Officer.  The Compliance Officer shall provide quarterly reports of suitability of prospective Corporate Officers and Directors if any to the Committee at each meeting.

s.
With respect to Consultants and Lobbyists, in lieu of an investigation the Committee may accept the following as evidence of good reputation, unless such reliance is unwarranted: (i) the licensing, finding of suitability, qualification or

SONA MOBILE HOLDING, CORP.
Effective June, 2007

approval of such Persons by any Gaming Authority or by any other governmental or professional licensing authority; (ii) favorable information generally available to the Company from the business or professional community; or (iii) information derived from prior relationships or dealings with the Company or its Affiliates.  The intent of the Plan is that this section is to primarily focus on Persons who are involved in advancing the Gaming Activities or gaming interests of the Company or any of its Affiliates.

t.
Professional Advisors.  If the Committee becomes aware of derogatory information in regards to a Professional Advisor and if said derogatory information renders the Committee unable to rely on the Professional Advisor’s good reputation, a further review and investigation shall be conducted to either corroborate or disprove this information.  The Committee will then review the results of said investigation and determine whether any further action is required. At a minimum, the Committee shall be required to query each Professional Advisor’s respective professional licensing board. The intent of the Plan is that this section primarily focuses on Persons who are involved in advancing the Gaming Activities or gaming interests of the Company or any of its Affiliates.

u.
Compliance Policies.  The Compliance Officer shall prepare a report for the Committee relating to any relevant information coming to his/her attention that, in his/her best judgment, warrants review by the Committee and has arisen from the normal workings of the Compliance Policies of the Company.

IV.
Review List of Annual Shareholders.  The Compliance Officer shall at least annually, or more often as such lists are prepared, review a list of the Company’s shareholders to identify Persons holding in excess of five percent (5%) of the Company’s outstanding shares of voting securities, and report to the Committee on the results of such review.

V.
Reports of Acts of Wrongdoing to the Board.  The Committee shall obtain and report to the Board information concerning any prosecution or administrative action taken against any Corporate Officer or Director of the Company or any Affiliate that may involve the following circumstances:

▪	Any criminal action involving (i) a felony; (ii) any material crime against the Company or any Affiliate involving embezzlement or larceny; or (iii) violation of any law relating to gambling; and
▪	Any material administrative action by a Gaming Authority relating to a gaming license or gaming approval held by the Company or any Affiliate.

The Committee or upon its failure to do so, the Compliance Officer, shall report to the Board any act of wrongdoing by any employee of the Company or any Affiliate if the Compliance Officer believes such matter should be reviewed by the Board.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

A copy of all reports regarding Acts of Wrongdoing as described in this section will be provided to the Chairman of the GCB.

ACCESS TO INFORMATION

General Procedure.  In order to ensure that the information contained in the Committee’s reports to the Gaming Authorities, if any, is full, complete and accurate, the Committee shall cause the following steps to be taken by the Company, its Affiliates and their representatives, and shall review compliance therewith on a quarterly basis:

Unsuitable Persons.  The Compliance Officer is designated to receive notices from all Gaming Authorities with respect to business associations of the Company and its Affiliates or transactions with Unsuitable Persons.  Upon receipt of said notice, the Compliance Officer shall immediately advise the Committee and provide recommendations with respect to such action as may, in her judgment, be necessary or appropriate.

Formal Criminal Charges or Allegations.  The Compliance Officer shall cause to be distributed on a quarterly basis to the Committee a report concerning Formal Criminal Charges or Allegations, if any, lodged against the Company, any Affiliate, or any Director or Corporate Officer.  A copy of any notification of a Formal Criminal Charge or Allegation is to be immediately forwarded by the Compliance Officer to the Chairman of the GCB.

Confidentiality of Reports and Documents:  All reports, notices and other documents prepared, compiled or otherwise maintained in connection with the Plan shall be privileged and confidential in accordance with the provisions of Nev. Rev. Stat. §§ 463.120 and 463.3407. Investigative files developed in accordance with any provision or requirement of the Plan will be maintained in the office of the Compliance Officer on a confidential basis.  A log of all investigations completed and/or pending shall be maintained in the Compliance Department and shall be available for review by representatives of the GCB.  Such report, notices, documents, and files will be available for inspection, review, examination, and duplication by the members of the Committee, and representatives of the Gaming Authorities. The Company and its Affiliates shall retain such reports, notices, documents and files for a period of ten (10) years after they are made, after which time they may be destroyed.

SONA MOBILE HOLDING, CORP.
Effective June, 2007

COOPERATION WITH GAMING AUTHORITIES

Annual Meeting With Gaming Authorities:  Each calendar year the Compliance Officer shall request in writing to the Chairman of the GCB whether or not a meeting is required to review the Company’s Plan, Compliance Policies and the activities of the Committee during the preceding 12 months, which meeting may be waived by the Chairman of the GCB.

Annual Report to Nevada Board Chairman:  Each calendar year the Compliance Officer shall prepare and submit on the Committee’s behalf to the Chairman of the GCB, a short, written executive summary of the achievements, activities and assessments of the Committee over the preceding 12 months.

Compliance Assignments From Gaming Authorities:  The Chairman, executive director, chief administrative officer or designee of a Gaming Authority may request the Compliance Officer to review, study or investigate particular transactions, relationships, incidents or subject matters relating to the Company’s Plan or System.  The Compliance Officer, as appropriate, shall prepare a written report to the Committee regarding any review, study or investigation and any conclusions or results of an assignment undertaken and the Compliance Officer, on behalf of the Committee, will submit such report to the requesting Gaming Authority within a reasonable time of the date of completion.

Cooperation With Gaming Authorities:  The Compliance Officer shall ensure that appropriate Persons within the Company and its Affiliates are aware of and comply with the Company's policies concerning compliance with requests by Gaming Authorities for access to the books, documents, records and papers relating to the business activities of the Company and its Affiliates.

Documents and Information to be furnished to Gaming Authorities:  Upon request made by a Gaming Authority, the Compliance Officer shall file or cause to be filed with such Gaming Authority copies of documents, reports or other information requested by such Gaming Authority, including without limitation documents filed by the Company with the SEC, any stock exchange, securities commission or any other federal, state, local or foreign government office with respect to the Company or its Affiliates.

AMENDMENTS OF PLAN

This Plan may not be modified, altered or deviated from without the prior administrative approval of the Chairman of the GCB or his designee.

INDEMNIFICATION

       The Company shall indemnify and hold harmless all Committee members to the fullest extent possible by law and the Bylaws of the Company.

Schedule 4 - eBet Companies’ Compliance Committee Plan

EBET LIMITED
ABN 59 056  210 774
Unit 13,  112-118 Talavera Road,
NORTH RYDE    NSW    2113  Australia
Ph:  + 61 2 8817 4700
Fax:   + 61 2 8817 4770
www.ebetonline.com

EBET LIMITED -  COMPLIANCE PLAN

Regulatory Status of Company

The Company is licensed by various Gaming Authorities as a gaming equipment manufacturer and supplier.

Regulatory Statement of the Company

Ebet Limited adopts this Compliance Plan in order to establish self regulatory procedures to promote compliance with all laws.  Particularly those laws relating to its conduct within the licensed gaming industry.  The Company’s aim is to the fullest extent practicable, to prevent any situation that would pose a threat to its reputation and integrity.

Adoption of the Compliance Plan

The Company hereby adopts the Compliance Plan and establishes a committee sponsored by the Board of Directors to identify and evaluate potential Unsuitable Situations arising in the course of the Company’s business.  This Compliance Plan delineates the procedures that will be employed by the Company in selecting and appointing a Compliance Committee, as well as the procedures that govern the duties and responsibilities of the Compliance Committee.

Amendments to the Compliance Plan

The Compliance Plan may be amended or modified at the direction of the Compliance Committee or by the direction of Gaming Authorities.  The Company shall promptly notify all Gaming Authorities who have received the Compliance Plan, of any proposed amendments or modifications.

Composition of the Compliance Committee

The Compliance Committee shall be comprised of at least four members.  The membership of the Compliance Committee shall include the Managing Director of the Company or his designee.  The members of the Compliance Committee should be individuals who, by virtue of their familiarity with law enforcement, regulated businesses, the business activities of the Company or gaming control, are sensitive to the concerns of the Gaming Authorities and are capable of determining the existence or likelihood of an Unsuitable Situation.

Appointment and Approval of Compliance Committee

The members of the Compliance Committee shall be appointed by and shall serve at the will and pleasure of the Company’s Board of Directors subject to any required approvals of Gaming Authorities.  Notice of appointments of the Compliance Committee shall be provided to the Regulatory Agencies where the company is licensed within 14 days of such event.

Resignation of Compliance Committee Member

 An individual may resign his or her position as a member of the Compliance Committee by providing to the Company written notice of any resignation.  The Company shall supply such resignation notice to the Gaming Authorities in jurisdictions where the company is licensed, within fourteen days of such event.

Corporate Records

All appointments to or resignations from the Compliance Committee shall be reported in the minutes of the Compliance Committee.

The Compliance and Regulatory Manager

The Managing Director shall appoint a Compliance and Regulatory Manager who will be a member of the Compliance Committee.  The Compliance and Regulatory Manager shall also:

• Be familiar with current gaming regulatory requirements;

• Be responsible for overseeing implementation of the Company’s compliance programs;

• Interact with the Company’s management in order to determine situations requiring reporting and review by the Compliance Committee;

• Conduct such investigations as may be necessary or coordinate the assignment of such investigations with investigative agencies or services utilised by the Compliance Committee;

• Prepare or cause to be prepared and maintain the records of the Compliance Committee;

• Perform such other duties as may be assigned by the Managing Director or by the Compliance Committee.

The Company shall notify all Gaming Authorities in jurisdictions where it is licensed of the appointment or resignation of the Compliance and Regulatory Manager within fourteen days of such event.

Quorum  and Meeting Procedures

The presence of a majority of the membership of the Compliance Committee shall constitute a quorum for the purpose of conducting business.  Meetings may be conducted by means of a telephonic or electronic conference.  All actions by the Compliance Committee require a majority vote of the members present.

Schedule of Committee Meetings

The Compliance Committee shall meet quarterly to review the information it has gathered through reports, investigations, or otherwise.  In an urgent situation, a special meeting of the Compliance Committee may be called by any such member.    In an emergency, the Managing Director is authorised to issue preliminary approval of a proposed transaction or event, or direct such other action as may be warranted in the circumstances, subject to subsequent review of the Compliance Committee.

Compliance Committee Minutes

The Compliance and Regulatory Manager shall prepare and maintain minutes recording the business considered and decisions rendered by the Compliance Committee at each meeting.  Reports of actions taken by the Compliance Committee shall contain detail sufficient to support a well reasoned decision by the Committee.  If no action is taken on an item considered by The Compliance Committee, the minutes shall reflect the reason(s) why no action is taken.

Copies of the minutes of all meetings, along with copies of reports, exhibits, and documents relating to items considered by the Compliance Committee shall be provided to Gaming Authorities if requested, after the minutes have been approved by the Compliance Committee.  The provision of such reports, exhibits, and documents to any Gaming Authority pursuant to this Compliance Plan shall be done on a confidential basis and shall not constitute a waiver by the Compliance Committee of any privilege attendant thereto including, but not limited to, the attorney-client privilege.

Summary of Compliance Functions

Information brought to the Compliance Committee’s attention or discovered by the Compliance Committee concerning activities that might constitute an Unsuitable Situation or violations of the Company’s compliance policies shall be investigated, and the Compliance Committee shall formulate a recommendation to management regarding a course of action regarding the specific event, transaction, circumstance or situation.

In addition to its responsibility to deal with the Company’s management with regard to such matters, the Compliance Committee does not, however, have authority to make or override company policies, procedures, or management decisions.

Risk and Compliance Manager Database

The Company hereby establishes its Internal Reporting System as part of this Gaming Compliance and Reporting Plan.  The Compliance and Regulatory Manager shall be responsible and report to the Compliance Committee relative to the administration of the database.

The Compliance and Regulatory Manager will utilise the resources of the Company or appropriate outside professionals or contractors to provide such services as may be necessary to implement and administer Risk Manager.

The success of the Risk and Compliance Manager database depends on coordination with the corporate planning, development, acquisition, human resource, procurement, finance, legal, audit, sales, and other staff functions within the Company with respect to proposed or pending matters related to new transactions, associations, or other matters that may give rise to compliance review issues.

Accordingly, the various departments and subsidiaries of the company shall cooperate with the Compliance and Regulatory Manager to identify and aid in the investigation of such matters that my constitute compliance review issues and to aid in the attainment of the objectives of the internal reporting system and the Compliance Plan.

Review and Assessment of Reported Information

The Compliance Committee is responsible for the review and assessment of information developed through the Risk and Compliance Manager database.

Reporting Details

Reports of the Compliance Committee and the minutes of the meetings of the Compliance Committee shall contain such information as may be reasonably obtained and appropriate to permit a well-reasoned decision by the

Compliance Committee members on each subject considered by the Compliance Committee.

 These minutes and reports shall be stored in a secure section of the Risk and Compliance Manager database, accessible only to persons with approval to view such confidential material.  The authority of persons to gain access to Compliance Committee material shall be approved by that Committee.

Independent investigations of parties to a transaction is not required in instances where such other party is regulated by a governmental agency, such as a company regulator e.g. ASIC or SEC, or a Gaming Authority where that party has been the subject of a probity investigation.

Areas of Review

The following matters relating to the Company shall be reviewed by the Compliance Committee:

Sales or other dispositions of Gaming Devices

The Compliance and Regulatory Manager shall cause to be maintained records regarding all sales, leases, or other dispositions of gaming equipment by the Company to persons other than licensed distributors of gaming devices.  The records so maintained must contain the following information:

•	Name and Address of purchaser/lessor;

•	Description of machines, including serial numbers;

•	The jurisdiction into which machines are to be shipped;

•	Identification of any broker or finder involved and compensation arrangements with such broker or finder.

Any questions of suitability with respect to the purchaser other than licensed distributor of gaming devices shall be determined by the Compliance and Regulatory Manager and reviewed by the Committee.

Material Transactions

The Compliance Committee shall review all Material Transactions.  The reports regarding such transactions should include the following information with respect to the other party to the transaction if such information is reasonably available:

•	Name and address;

•	Legal form, such as corporation, partnership, or joint venture;

•	Nature of business conducted;

•	Geographical area where business is conducted;

•	Name and addresses of all directors, principal officers, shareholders holding more than a ten percent(10%) interest, general partners and limited partners holding more than ten percent (10%) interest;

•	Brief statement as to the Company’s reasons for the proposed transaction;

•	Specific laws and regulatory requirements under which the business operation is permitted, if relevant;

•
Identification of any person such as a broker or finder who is to receive any form of compensation for suggesting, proposing, or arranging the transaction, including a description of the compensation to be paid for such services.

In order to determine the suitability of such parties to Material Transactions, the Managing Director of the Company shall implement a procedure to identity to the Compliance and Regulatory Manager the details of the other party.

The Compliance and Regulatory Manager will then review the material and if it is warranted complete a probity investigation of the other party to the transaction.  Generally an investigation would not be warranted if the other party is licensed by one or more Gaming Authorities.

The Compliance and Regulatory Manager may authorise continuation of business relationships with the supplier if he or she is satisfied that such relationships pose no threat of an Unsuitable Situation.  If the Compliance and Regulatory Manager believes the relationship with the other party should be reviewed, he or she shall prepare a report to the Committee and request review of the circumstances by the Committee.

Corporate Directors, Officers and Key Gaming Employees

The Company shall exercise care to ensure that prospective Directors, Executive Officers, and Key Gaming Employees of the Company are not Unsuitable Persons.  The suitability of prospective Directors, Executive Officers, and Key Gaming Employees shall be investigated and reviewed by the Compliance Committee.  The suitability of any Company employee may be reviewed by the Compliance Committee at the discretion of the Compliance and Regulatory Manager or the Compliance Committee.  The reports of the investigations regarding such person shall contain the following information:

•	Past Employment History;

•	General background information and reputation;

•	Law enforcement agency checks; and

•	Any other information as the Compliance and Regulatory Manager or Compliance Committee believes to be relevant.

Lobbyists and Consultants

The Company shall exercise care to ensure that Lobbyists and Consultants utilised by the Company are not Unsuitable Persons.  The reports of investigations regarding such persons shall contain the same information as required for reviews of corporate directors, Officers, and key employees of the Company.

Material Financings

Prior to any commitment with respect to a Material Financing, a report shall be prepared for the review of the Compliance Committee containing the following information:

1. Source of the funds;

2. Disclosure of any relationship among the Company and any other parties to the proposed financing; and

3. Identification of any finder, broker, or other person who is to receive compensation in connection with securing, arranging, or otherwise dealing with the proposed Material Financing and a description of any regulatory approvals that may be required to be obtained by such person prior to receipt of any compensation for his or her services.

Material Litigation

The Compliance and Regulatory Manager shall compile reports from counsel for the Company or other knowledgeable person regarding all Material Litigations involving the Company.

Compliance with Laws

The Compliance Committee shall review and report upon the Company’s compliance with laws, regulations, and orders of all governmental agencies having jurisdiction over its gaming businesses.  To assist the Compliance Committee in fulfilling this requirement, the Compliance and Regulatory Manager shall conduct a semi-annual review to determine compliance by the Company with all statutory and regulatory requirements relating to gaming and all licence conditions imposed by any Gaming Authorities, and to determine whether all filings required to be made with Gaming Authorities have been made.  A report shall be prepared outlining instances of material non-

compliance and the corrective action taken to prevent similar future acts of non-compliance or non-filing.

Acts of Wrongdoing

The Compliance Committee shall obtain and report to the Board information concerning prosecutions or administrative actions taken against any Key Gaming Employee, material shareholder, Executive Officer, or Director of the Company if the Committee believes that such matter should be reviewed by the Board of Directors involving the following circumstances;

1. Any criminal action involving (a) a felony (b) any material crime against the Company or involving embezzlement or larceny (c) a violation of any law relating to gambling or race or sports book wagering, or (d) a violation of any tax, import tax or fee, or customs laws of any country; and

2. Any material administrative actions by any Gaming Authority relating to a gaming licence or gaming approval held by any of the foregoing.

The Committee shall report to the Board of Directors acts of wrongdoing by any employee of the Company if the Committee believes such matter should be reviewed by the Board of Directors.

Annual Review of Substantial Owners

The Compliance Committee shall at least annually review the Company’s shareholder list and relevant ASIC fillings to identify all substantial owners of the Company.

Reporting Information to Gaming Authorities:

Annual Meeting with Gaming Authorities

 Prior to the end of the calendar year, the Compliance and Regulatory Manager and the Compliance Committee members, if requested or desired by the Company, shall meet with the Chief Executive or his designated representative of each gaming regulatory agency where the company is licensed to discuss the Company’s Compliance Plan and related matters.

Regulatory Reports

The Compliance and Regulatory Manager shall prepare and submit to each of the gaming regulatory agencies in the jurisdictions where the company is licensed a report summarising the activities, reviews, and decisions of the Compliance Committee since the last report.  The reporting schedule shall be in accordance with the conditions placed on the company by each of the regulatory agencies it is required to report to.

Access to Company Records

It is the company’s policy to comply fully with requests by the Gaming Authorities for access to Company books, documents, records, and papers relating to the Company’s business activities.

The Company’s employment procedures shall provide that wilful failure to comply with this policy shall be grounds for termination of employment or other disciplinary action by the Company.

When requested by the Gaming Authority, the Executive Officers of the Company shall file or cause to be filed with such Gaming Authorities copies of any documents filed by the Company with any stock exchange, securities commission, or any other federal, state, or local, or foreign government office with respect to the Company.

Confidentiality of Reports and Documents

All reports, notices, and other documents prepared, compiled, or otherwise maintained in connection with the Compliance Plan shall be privileged and confidential.  Investigative files developed in accordance with any provisions or requirements of the Compliance Plan will be maintained on a confidential basis.  Such reports, notices, documents, and files will be available for inspection by members of the Compliance Committee and authorised representatives of Gaming Authorities.

Schedule 5 - EGS Pro-Forma Purchase Order